Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-251094 and 333-251094-01

PROSPECTUS

CHEVRON CORPORATION	CHEVRON U.S.A. INC.

Offers to Exchange

All Outstanding Notes of Noble Energy, Inc. of the Series Specified Below

and Solicitation of Consents to Amend the Related Indentures

Early Participation Date: 5:00 p.m., New York City Time, December 16, 2020, unless extended

Expiration Date: 9:00 a.m., New York City Time, January 4, 2021, unless extended

We are offering to exchange any and all validly tendered (and not validly withdrawn) and accepted notes of the 10 series of notes described in the below table (collectively, the “Old Notes”) issued by Noble Energy, Inc. (“Noble Energy”) for notes to be issued by Chevron U.S.A. Inc. (“CUSA”) to be fully and unconditionally guaranteed on a unsecured basis by Chevron Corporation as described in the table below.

Aggregate Principal Amount (mm)	Title of Series of Old Notes	Issuer	CUSIP No.	Title of Series of Notes to be Issued by CUSA and Guaranteed by Chevron Corporation	Exchange Consideration(1)	Early Participation Premium(1)	Total Consideration(1)(2)
$100	7.250% Notes due 2023	Noble Energy, Inc.(3)	654894AE4	7.250% Notes due 2023	$970	$30	$1,000
$650	3.900% Notes due 2024	Noble Energy, Inc.	655044AH8	3.900% Notes due 2024	$970	$30	$1,000
$250	8.000% Senior Notes due 2027	Noble Energy, Inc.(3)	654894AF1	8.000% Notes due 2027	$970	$30	$1,000
$600	3.850% Notes due 2028	Noble Energy, Inc.	655044AP0	3.850% Notes due 2028	$970	$30	$1,000
$500	3.250% Notes due 2029	Noble Energy, Inc.	655044AQ8	3.250% Notes due 2029	$970	$30	$1,000
$850	6.000% Notes due 2041	Noble Energy, Inc.	655044AE5	6.000% Notes due 2041	$970	$30	$1,000
$1,000	5.250% Notes due 2043	Noble Energy, Inc.	655044AG0	5.250% Notes due 2043	$970	$30	$1,000
$850	5.050% Notes due 2044	Noble Energy, Inc.	655044AJ4	5.050% Notes due 2044	$970	$30	$1,000
$500	4.950% Notes due 2047	Noble Energy, Inc.	655044AN5	4.950% Notes due 2047	$970	$30	$1,000
$500	4.200% Notes due 2049	Noble Energy, Inc.	655044AR6	4.200% Notes due 2049	$970	$30	$1,000

(1)

Consideration in the form of principal amount of CUSA Notes (referring to the series of CUSA Notes corresponding to the series of Old Notes of like tenor and coupon) per $1,000 principal amount of Old Notes (as defined below) validly tendered and accepted for exchange, subject to any rounding as described herein.

(2)	Includes the Early Participation Premium (as defined below) for Old Notes validly tendered prior to the Early Participation Date described below and not validly withdrawn.
(3)	Formerly known as Noble Affiliates, Inc.

In exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to 5:00 p.m., New York City time, on December 16, 2020, unless extended by us, in our sole discretion, (such date and time, as it may be extended, the “Early Participation Date”), and not validly withdrawn, holders of such Old Notes will be eligible to receive the total consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of the corresponding CUSA Notes (the “CUSA Notes”). The Total Consideration includes an early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of the corresponding series of CUSA Notes per $1,000 principal amount of Old Notes.

In exchange for each $1,000 principal amount of Old Notes that is validly tendered after the Early Participation Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders of such Old Notes will be eligible to receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of the corresponding series CUSA Notes per $1,000 principal amount of Old Notes.

No additional payment will be made for a holder’s consent to the proposed amendments to the Noble Indentures.

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless we are otherwise required by law to permit withdrawal. Consents to the proposed amendments may be revoked at any time prior to 5:00 p.m., New York City time, on December 16, 2020, unless extended by us, in our sole discretion (such date and time, as it may be extended, the “Consent Revocation Deadline”), but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Notes. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Noble Indenture (as defined below), and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents, and your consents will continue to be deemed delivered.

Each CUSA Note issued in exchange for an Old Note will have an interest rate and maturity that is identical to the interest rate and maturity of the tendered Old Note, as well as identical interest payment dates and substantially identical optional redemption provisions. No accrued but unpaid interest will be paid on the Old Notes in connection with the exchange offers. However, interest on the applicable CUSA Note will accrue from and including the most recent interest payment date of the tendered Old Note. Subject to the minimum denominations as described herein, the principal amount of each CUSA Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay a cash rounding amount (as defined below) equal to the remaining portion, if any, of the exchange price of such Old Note, plus accrued and unpaid interest with respect to such portion of the Old Notes not exchanged. The exchange offers will expire at 9:00 a.m., New York City time, on January 4, 2021, unless extended (such date and time as they may be extended, the “Expiration Date”). You may withdraw tendered Old Notes at any time prior to the Expiration Date. As further described in this prospectus, if your valid withdrawal of your tendered Old Notes occurs after the Consent Revocation Deadline, you will not be able to revoke the related consent to the proposed amendments described below. As of the date of this prospectus, there was $5,800,000,000 aggregate principal amount of outstanding Old Notes.

Concurrently with the exchange offers, we are also soliciting consents from each holder of the Old Notes, on behalf of Noble Energy, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to each series of Old Notes and the respective Noble Indenture, to be governed by, as applicable:

•

a First Indenture Supplement (a form of which is attached as Exhibit 4.11 hereto), to the Indenture dated October 14, 1993 (as amended or supplemented, the “1993 Indenture”), between Noble Energy, Inc. (formerly known as Noble Affiliates, Inc.) and The Bank of New York Mellon Trust Company, N.A., as successor trustee to U.S. Trust Company of Texas, N.A., relating to the 7.250% Notes due 2023;

•

a Third Indenture Supplement (a form of which is attached as Exhibit 4.12 hereto), to the Indenture dated April 1, 1997 (as amended or supplemented, the “1997 Indenture”), between Noble Energy, Inc. (formerly known as Noble Affiliates, Inc.) and The Bank of New York Mellon Trust Company, N.A., as successor trustee to U.S. Trust Company of Texas, N.A. (as amended or supplemented, the “1997 Indenture”), as supplemented by the First Indenture Supplement thereto dated April 2, 1997, relating to the 8.000% Senior Notes due 2027;

•

a Ninth Supplemental Indenture (a form of which is attached as Exhibit 4.13 hereto), to the Indenture dated February 27, 2009 (as amended or supplemented, the “2009 Indenture”), between Noble Energy, Inc. and Wells Fargo Bank, National Association, as trustee (together with The Bank of New York Mellon Trust Company, N.A., as successor trustee to U.S. Trust Company of Texas, N.A., the “Noble Energy Trustees”), as supplemented by (i) the Second Supplemental Indenture thereto dated February 18, 2011 relating to the 6.000% Notes due 2041, (ii) the Fourth Supplemental Indenture thereto dated November 8, 2013 relating to the 5.250% Notes due 2043, (iii) the Fifth Supplemental Indenture thereto dated November 7, 2014 relating to the 3.900% Notes due 2024 and 5.050% Notes due 2044, (iv) the Seventh Supplemental Indenture thereto dated August 15, 2017 relating to the 3.850% Notes due 2028 and 4.950% Notes due 2047, and (iv) the Eighth Supplemental Indenture thereto dated October 1, 2019 relating to the 3.250% Notes due 2029 and 4.200% Notes due 2049;

The 1993 Indenture, the 1997 Indenture and the 2009 Indenture, each as supplemented or amended, are referred to collectively herein as the “Noble Indentures.”

You may not consent to the proposed amendments to the relevant Noble Indenture without tendering your Old Notes in the appropriate exchange offer, and you may not tender your Old Notes for exchange without consenting to the applicable proposed amendments. By tendering your Old Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the applicable Noble Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent to the proposed amendments at any time prior to the Consent Revocation Deadline by withdrawing the Old Notes you have tendered prior to the Consent Revocation Deadline but you will not be able to revoke your consent after the Consent Revocation Deadline, as further described in this prospectus.

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or waiver, where permitted, of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations”. We may, at our option and in our sole discretion, waive any such conditions, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the U.S. Securities and Exchange Commission (the “Commission”). All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

We plan to issue the CUSA Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The Old Notes are not, and the CUSA Notes will not be, listed on any securities exchange.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 21 of this prospectus for a discussion of the risks that you should consider. Additionally, see the “Risk Factors” in Chevron Corporation’s Form  10-K for the fiscal year ended December 31, 2019 and Form 10-Q for the quarters ended March  31, 2020, June  30, 2020 and September 30, 2020, which are incorporated by reference herein, to read about factors you should consider before investing in the CUSA Notes.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Chevron Corporation, CUSA, Noble Energy, the exchange agent and information agent (each as defined below), the Noble Energy Trustees, the CUSA Trustee (as defined below), or the dealer manager and solicitation agent makes any recommendation as to whether holders of Old Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments to the Noble Indentures.

The dealer manager for the exchange offers and solicitation agent for the consent solicitations for the Old Notes is:

BofA Securities

The date of this prospectus is December 11, 2020

ABOUT THIS PROSPECTUS

Except as otherwise indicated or the context otherwise requires, references to “Chevron” or “the Company” refer to Chevron Corporation and its consolidated subsidiaries, including CUSA. Each of Chevron Corporation and CUSA, exclusive of their respective subsidiaries, is referred to as a “registrant,” and together as the “registrants.” References to “we,” “us” or “our” are to CUSA and Chevron Corporation collectively. With respect to debt securities, the term “issuer” means CUSA, exclusive of its subsidiaries. With respect to the guarantees, the term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of debt securities offered by CUSA.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We, the dealer manager and the solicitation agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in Chevron’s affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Chevron’s business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the Commission. Prior to making any decision with respect to the exchange offers and consent solicitations, you should read this prospectus, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of any such statement. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for Chevron’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the Company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the Company’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the Company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the Company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the Chevron’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Chevron’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the ability to successfully integrate the operations of Chevron and Noble Energy and achieve the anticipated benefits from the acquisition of Noble Energy; the Company’s other future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of Company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required authorizations by Chevron Corporation’s board of directors to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the Company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; the outcome of the exchange offers and consent solicitations described herein; and the factors set forth under the heading “Risk Factors” in this prospectus, Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, Chevron Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and in subsequent filings with the

Commission. Other unpredictable or unknown factors not discussed or incorporated by reference in this prospectus could also have material adverse effects on forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

Chevron Corporation files annual, quarterly and current reports, proxy statements and other information with the Commission. Chevron Corporation’s filings are available to the public over the Internet at its web site (www.chevron.com) or at the Commission’s website (www.sec.gov). Except for the documents specifically incorporated by reference into this prospectus, information contained on Chevron Corporation’s website or that of the Commission or that can be accessed through such websites does not constitute a part of this prospectus. Chevron Corporation has included its and the Commission’s website address only as an inactive textual reference and does not intend it to be an active link to such websites. Chevron Corporation is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Chevron files, and Noble Energy previously filed, annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission allows Chevron to “incorporate by reference” into this prospectus the information in documents that the Chevron files with it. This means that Chevron can disclose important information to you by referring you to other documents that Chevron has filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. Chevron incorporates by reference the documents listed below and any future filings that Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the completion of the exchange offers and consent solicitations under this prospectus; provided, however, that Chevron is not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules.

1.	Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019;

2.	Chevron Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

3.

The information contained in Chevron Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April  7, 2020 and incorporated into Part III of Chevron Corporation’s Annual Report on Form 10-K for the year ended December  31, 2019;

4.

Chevron Corporation’s Current Reports on Form 8-K filed with the Commission on January  3, 2020, February  3, 2020, March  24, 2020, May  12, 2020, May  29, 2020, July  20, 2020, August  13, 2020, September  9, 2020, September  24, 2020, October  2, 2020, and October 5, 2020 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein);

5.

The Audited Consolidated Financial Statements of Noble Energy, Inc. contained in Part II, Item 8 of Noble Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 12, 2020;

6.

The Unaudited Consolidated Financial Statements of Noble Energy, Inc. contained in Part I, Item 1 of Noble Energy, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the Commission on May 8, 2020; and

7.

The Unaudited Consolidated Financial Statements of Noble Energy, Inc. contained in Part I, Item 1 of Noble Energy, Inc.’s Quarterly Report on Form  10-Q for the period ended June 30, 2020, filed with the Commission on August 3, 2020.

The prospective financial information included in the Form 8-K dated September  24, 2020 was prepared by and is the responsibility of Noble Energy’s management and should be read together with the underlying assumptions and information included in the proxy statement/prospectus accompanying the Registration Statement on Form S-4 filed by Chevron Corporation in connection with the Noble Energy acquisition, which was declared effective by the Commission on August 26, 2020 and which is not incorporated by reference herein. Such information is based on underlying assumptions and estimates made by Noble Energy’s management that are inherently beyond their control, including, among others, assumptions about energy markets, production, competitive conditions and other factors. Investors are cautioned not to place undue reliance on such information, and are urged to review Noble Energy’s most recent audited and unaudited financial statements incorporated by reference herein. The Noble Energy management forecast was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. PricewaterhouseCoopers LLP and KPMG LLP have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information included in the Form 8-K dated September 24, 2020 and, accordingly, PricewaterhouseCoopers LLP and KPMG LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Chevron Corporation’s previously issued financial statements and the KPMG LLP report incorporated by reference in this document relates to Noble Energy’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Upon written or oral request, Chevron will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Requests for copies should be directed to:

Chevron Corporation

6001 Bollinger Canyon Road, Building A, Room 2204

San Ramon, California 94583

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (925) 842-8062

SUMMARY

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the exchange offers and consent solicitations. You should carefully read this entire prospectus, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Chevron Corporation and Chevron U.S.A. Inc.

Chevron Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron U.S.A. Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Chevron Corporation, and its subsidiaries manage and operate most of Chevron’s U.S. businesses, with assets including those related to the exploration and production of crude oil, natural gas and natural gas liquids and those associated with the refining, marketing, supply and distribution of products derived from petroleum, excluding most of the regulated pipeline operations of Chevron.

Chevron Corporation and CUSA’s executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925) 842-1000).

Summary Financial Information

In March 2020, the Commission issued a final rule that amended the disclosure requirements related to certain registered securities as related to Rule 13-01 and Rule 3-10 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”). These amendments are effective January 4, 2021, with early adoption permitted. Chevron elected to early adopt the final rule beginning July 1, 2020. Accordingly, and as presented in the disclosures set forth below, in respect of debt securities to be issued by CUSA and guaranteed by Chevron Corporation, the summary financial information is presented for Chevron Corporation, as Guarantor, excluding its consolidated subsidiaries, and CUSA, as the issuer, excluding its consolidated subsidiaries.

Both Chevron Corporation and CUSA manage substantially all of their operations through divisions, branches and/or their respective investments in subsidiaries and affiliates for which they provide administrative, financial, management and technology support. Accordingly, the ability of each of Chevron Corporation and CUSA to service their respective debt or guarantee obligations is also dependent upon the earnings of their respective subsidiaries, affiliates, branches and divisions, whether by dividends, distributions, loans or otherwise.

Please refer to the consolidated financial statements of Chevron Corporation in its Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 as filed with the Commission and incorporated by reference into this prospectus for further financial information regarding Chevron Corporation and its consolidated subsidiaries and CUSA and its consolidated subsidiaries, respectively.

The following summary financial information of Chevron Corporation and CUSA is presented on a combined basis and transactions between the combining entities have been eliminated. Financial information for non-guarantor entities has been excluded.

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
	(Millions of dollars) (unaudited)
Sales and other operating revenues	$37,201	$82,206
Sales and other operating revenues— related party	12,672	24,336
Total costs and other deductions	42,694	87,287
Total costs and other deductions— related party	10,467	22,632
Net income (loss)	$(746)	$2,173

	At September 30, 2020	At December 31, 2019
	(Millions of dollars) (unaudited)
Current assets	$8,763	$10,180
Current assets—related party	5,016	952
Other assets	49,603	50,595
Current liabilities	19,847	25,187
Current liabilities—related party	53,101	46,237
Other liabilities	33,667	25,622
Total net equity (deficit)	$(43,233)	$(35,319)

Questions and Answers about the Exchange Offers and Consent Solicitations

Q:	Why are we making the exchange offers and consent solicitations?

A:

We are conducting the exchange offers to simplify Chevron’s capital structure following the acquisition of Noble Energy and to give existing holders of Old Notes the option to obtain securities issued by CUSA and guaranteed by Chevron Corporation, which will rank pari passu with CUSA’s other unsecured and unsubordinated debt securities. Chevron Corporation’s guarantee will rank pari passu with Chevron Corporation’s other unsecured and unsubordinated indebtedness for borrowed money. We are conducting the consent solicitations to modify or eliminate certain reporting requirements, restrictive covenants and Events of Default in the Noble Indentures and align such provisions with the terms of all of the existing senior notes previously issued by CUSA and guaranteed by Chevron.

Q:	What will I receive if I tender my Old Notes in the exchange offers and consent solicitations?

A:

Subject to the conditions described in this prospectus, each Old Note that is validly tendered prior to 9:00 a.m., New York City time, on the Expiration Date, and not validly withdrawn, will be eligible to receive a CUSA Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same optional redemption prices and same maturity date as the Old Note for which it was exchanged.

In exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to 5:00 p.m., New York City time, on the Early Participation Date, and not validly withdrawn, holders of such Old Notes will be eligible to receive the Total Consideration, which consists of $1,000 principal amount of CUSA Notes (including the Early Participation Premium, which consists of $30 principal amount of CUSA Notes), and in exchange for each $1,000 principal amount of Old Notes that is validly tendered after the Early Participation Date but prior to the Expiration Date, and not validly withdrawn, holders of such Old Notes will be eligible to receive only the Exchange Consideration, which consists of $970 principal amount of CUSA Notes.

The CUSA Notes will be issued under and governed by the terms of an indenture (the “CUSA Base Indenture”), dated as of August 12, 2020, by and among CUSA, as issuer, Chevron Corporation, as guarantor and Deutsche Bank Trust Company Americas, as trustee (the “CUSA Trustee”), as supplemented by the second supplemental indenture to be dated as of the Settlement Date (the “CUSA Notes Supplemental Indenture” and, together with the CUSA Base Indenture, the “CUSA Indenture”), as described under “Description of the CUSA Notes.”

The CUSA Notes will be issued only in denominations of $2,000 and whole multiples of $1,000 thereafter. See “Description of the CUSA Notes—Description of the CUSA Notes—General.” We will not accept tenders of Old Notes if such tender would result in the holder thereof receiving in the applicable exchange offer an amount of CUSA Notes below the applicable minimum denomination. If CUSA would be required to issue a CUSA Note in a denomination other than $2,000 and whole multiples of $1,000 thereafter, we will, in lieu of such issuance:

•

issue a CUSA Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and whole multiples of $1,000 thereafter; and pay a cash amount equal to the difference between (i) the principal amount of the CUSA Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the CUSA Note actually issued in accordance with this paragraph (the “cash rounding amounts”); plus

•

pay accrued and unpaid interest on the principal amount of such Old Note representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount by reason of any delay on the part of the exchange agent (as defined under “—The Exchange Offers and Consent Solicitation—Exchange Agents, Information Agents and Dealer Manager”) in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by The Depository Trust Company (“DTC”) to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Chevron Corporation or CUSA be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

Except as otherwise set forth above, instead of receiving a payment for accrued interest on Old Notes that you exchange, the CUSA Notes you receive in exchange for those Old Notes will accrue interest from (and including) the most recent interest payment date on those Old Notes. No accrued but unpaid interest will be paid with respect to Old Notes tendered for exchange.

You may not consent to the proposed amendments to the relevant Noble Indenture without tendering your Old Notes in the appropriate exchange offer, and you may not tender your Old Notes for exchange without consenting to the applicable proposed amendments. By tendering your Old Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the applicable Noble Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent to the proposed amendments at any time prior to the Consent Revocation Deadline by withdrawing the Old Notes you have tendered prior to the Consent Revocation Deadline, but you will not be able to revoke your consent after the Consent Revocation Deadline, as further described in this prospectus.

Title of Series of Notes Issued by Noble Energy to be Exchanged (collectively, the “Old Notes”)	Title of Series of Notes to be Issued by CUSA and Guaranteed by Chevron Corporation (collectively, the “CUSA Notes”)
7.250% Notes due 2023	7.250% Notes due 2023
3.900% Notes due 2024	3.900% Notes due 2024
8.000% Senior Notes due 2027	8.000% Notes due 2027
3.850% Notes due 2028	3.850% Notes due 2028
3.250% Notes due 2029	3.250% Notes due 2029
6.000% Notes due 2041	6.000% Notes due 2041
5.250% Notes due 2043	5.250% Notes due 2043

Title of Series of Notes Issued by Noble Energy to be Exchanged (collectively, the “Old Notes”)	Title of Series of Notes to be Issued by CUSA and Guaranteed by Chevron Corporation (collectively, the “CUSA Notes”)
5.050% Notes due 2044	5.050% Notes due 2044
4.950% Notes due 2047	4.950% Notes due 2047
4.200% Notes due 2049	4.200% Notes due 2049

Q:	What are the proposed amendments to the Noble Indentures?

A:	The proposed amendments will modify or eliminate certain reporting requirements, restrictive covenants and Events of Default in the Noble Indentures.

Assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, the following sections or provisions (among others) under the Noble Indentures for the Old Notes will be deleted, modified, or amended:

•	Section 704 of the 1993 Indenture, Section 704 of 1997 Indenture and Section 10.03 of the 2009 Indenture – Reports by Company will be deleted;

•	Section 1004 of the 1993 Indenture, Section 1004 of the 1997 Indenture and Section 6.06 of the 2009 Indenture – Limitation on Liens will be deleted;

•	Section 1005 of the 1997 Indenture – Restrictions on Sales and Leasebacks will be deleted; and

•

Section 501(4) of the 1993 Indenture, Section 501(5) of the 1997 Indenture and Section 801(e) of the 2009 Indenture will be deleted to eliminate the cross default Event of Default (and related acceleration of maturity).

The proposed amendments would amend the Noble Indentures, the Old Notes and any exhibits thereto, to make certain conforming or other changes to the Noble Indentures, the Old Notes and any exhibits thereto, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit Noble Energy and its respective subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Old Notes. The CUSA Notes offered hereby will have the same covenants and other corresponding provisions as CUSA’s existing notes. See “Description of the Differences between the CUSA Notes and the Old Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of the CUSA Notes.”

Q:	What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Participation Date?

A:

Holders that fail to validly tender their Old Notes prior to the Early Participation Date but who do so prior to the Expiration Date and do not validly withdraw their Old Notes before the Expiration Date will be eligible to receive the Exchange Consideration, which consists of $970 principal amount of each $1,000 of CUSA Notes, but not the Early Participation Premium, which would consist of an additional $30 principal amount of CUSA Notes. If you validly tender Old Notes prior to the Early Participation Date, you may validly withdraw your tender any time before the Expiration Date, but you will not be eligible to receive the Early Participation Premium unless you validly re-tender before the Early Participation Date.

Upon or promptly following the later of the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents (as defined under the heading “The Proposed Amendments”), it is anticipated that Noble Energy and the Noble Energy Trustees will execute a supplemental indenture with respect to each affected series of Old Notes that will, subject to the satisfaction or waiver of the conditions to the relevant exchange offer and consent solicitation, effectuate the proposed amendments to the applicable Noble Indenture with effect from the Settlement Date.

Q:	What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:

If you do not exchange your Old Notes for CUSA Notes in the exchange offers, you will not receive the benefit of having CUSA as the obligor and Chevron Corporation as a guarantor of your notes. In addition, if a majority of holders of a series of Old Notes consent to the proposed amendments (and the proposed amendments to such series of Old Notes otherwise become effective), such amendments will apply to all Old Notes of such series that are not exchanged in the applicable exchange offer, even though the remaining holders of such Old Notes did not consent to the proposed amendments. Thereafter, all such Old Notes will be governed by the relevant Noble Indenture as amended by the proposed amendments. The proposed amendments to the Noble Indentures, together with certain existing provisions in the Old Notes, will afford remaining holders of the Old Notes with significantly less protection.

Additionally, the trading market for any remaining Old Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining Old Notes more volatile.

As a consequence of any or all of the foregoing, the liquidity, market value and price of Old Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—The Noble Indentures, in light of the proposed amendments and certain existing provisions in the Noble Indentures and Old Notes, may afford remaining holders of the Old Notes with less protection than the CUSA Notes” and “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—The U.S. federal income tax treatment of holders who do not tender their Old Notes pursuant to the exchange offers is unclear.”

Q:	How do the Old Notes differ from the CUSA Notes to be issued in the exchange offers?

A:

The Old Notes are the obligations solely of Noble Energy and are governed by the relevant Noble Indenture. The CUSA Notes will be the obligations of CUSA, as guaranteed by Chevron Corporation, and will be governed by the CUSA Indenture. See “Description of the Differences between the CUSA Notes and the Old Notes.”

Q:	What is the ranking of the CUSA Notes?

A:

The CUSA Notes will be unsecured and unsubordinated obligations of CUSA and will rank equally with all other unsecured and unsubordinated indebtedness of CUSA issued from time to time. Each CUSA note will be fully and unconditionally guaranteed by Chevron Corporation. Chevron Corporation’s guarantee will rank pari passu with Chevron Corporation’s other unsecured and unsubordinated indebtedness for borrowed money. At September 30, 2020, CUSA had approximately $6.9 billion principal amount in indebtedness that would have been pari passu with the CUSA Notes and no secured indebtedness.

The CUSA Notes offered will be structurally subordinated to all existing and future obligations of any of CUSA’s subsidiaries and any subsidiaries that CUSA may in the future acquire or establish. See “Risk Factors—Risks Relating to the CUSA Notes—Holders of the CUSA Notes and Chevron Corporation guarantees will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations, including any Old Notes not exchanged.”

Q:	What consents are required to effect the proposed amendments to the Noble Indentures and consummate the exchange offers?

A:

In order for the proposed amendments to a Noble Indenture to be adopted with respect to a series of Old Notes, the Requisite Consent with respect to such series of Old Notes must be received prior to the Expiration Date for the exchange offer as it relates to such series. The Requisite Consents for each series of Old Notes is a majority of holders of the outstanding notes of the respective series, as set forth in the table under the heading “The Proposed Amendments” of this prospectus.

The Requisite Consents must be received with respect to each series of Old Notes in order for the proposed amendments to be adopted with respect to such series and the respective Noble Indenture; however, the proposed amendments may become effective with respect to any series of Old Notes for which the Requisite Consents are received even if Requisite Consents are not received with respect to all series of Old Notes issued under the same Noble Indenture.

Q:	May I tender Old Notes in the exchange offers without delivering a consent in the consent solicitations?

A:

No. By tendering your Old Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Noble Indentures with respect to that specific series, as further described under “The Proposed Amendments.” You may not tender your Old Notes for exchange without consenting to the applicable proposed amendments.

Q:	May I deliver a consent in the consent solicitations without tendering my Old Notes in the exchange offers?

A:	No. You may not consent to the proposed amendments to the Noble Indenture and the Old Notes without tendering your Old Notes in the appropriate exchange offer.

Q:	Can I revoke my consent to the proposed amendments to the Noble Indentures without withdrawing my Old Notes?

A:

No. You may revoke your consent to the proposed amendments only by withdrawing the related Old Notes you have tendered. If the valid withdrawal of your tendered Old Notes occurs prior to the Consent Revocation Deadline, your consent to the proposed amendments will also be revoked. If the valid withdrawal of your tendered Old Notes occurs after the Consent Revocation Deadline, then, as described in this prospectus, you will not be able to revoke the related consent to the proposed amendments.

Q:	What are the conditions to the exchange offers and consent solicitations?

A:

The consummation of each exchange offer and consent solicitation is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option and sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part of has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q:	Will we accept all tenders of Old Notes?

A:

Subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offers, we will accept for exchange any and all Old Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date; provided that the tender of Old Notes (and corresponding consents thereto) will only be accepted in principal amounts equal to denominations of $2,000 and whole multiples of $1,000 thereafter.

Q:	What will we do with the Old Notes accepted for exchange in the exchange offers?

A:	The Old Notes surrendered in connection with the exchange offers and accepted for exchange will be retired and cancelled.

Q:	When will CUSA issue the CUSA Notes and pay the cash rounding amounts, if any?

A:

Assuming the conditions to the exchange offers are satisfied (including that the registration statement of which this prospectus forms a part has been declared effective) or, where permitted, waived, CUSA will issue the CUSA Notes in book-entry form and pay the cash rounding amounts, if any, on the Settlement Date, which is expected to be promptly on or about the second business day following the Expiration Date.

Q:	When will the proposed amendments to the Noble Indentures become operative?

A:

It is expected that the supplemental indentures for the proposed amendments to each Noble Indenture will be duly executed and delivered by Noble Energy and the respective Noble Energy Trustee upon or promptly following the later of the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and the proposed amendments contained therein will become operative from the Settlement Date, subject to the satisfaction or waiver of the conditions to the relevant exchange offer.

Q:	When will the exchange offers expire?

A:

Each exchange offer will expire at 9:00 a.m., New York City time, on January 4, 2021, unless we, in our sole discretion, extend the applicable exchange offer, in which case the Expiration Date will be the latest date and time to which the exchange offer is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q:	Can I withdraw after I tender my Old Notes and deliver my consent?

A:

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Consents to the proposed amendments may be revoked at any time prior to the Consent Revocation Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Notes. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Noble Indenture, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents and your consents will continue to be deemed delivered. No additional payment will be made for a holder’s consent to the proposed amendments to the Noble Indentures.

Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless CUSA is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Old Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:

How do I exchange my Old Notes if I am a beneficial owner of Old Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Old Notes for me?

A:

Currently, all of the Old Notes are held in book-entry form and can only be tendered by following the procedures described under “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old U.S. Notes—Old U.S. Notes Held with DTC by a DTC Participant.” However, any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the exchange offers. You should keep in mind that your intermediary may require you to take action with respect to the exchange offers and consent solicitations a number of days before the Early Participation Date or the Expiration Date in order for such entity to tender Old Notes on your behalf on or prior to the Early Participation Date or the Expiration Date in accordance with the terms of the exchange offers and consent solicitations.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

If any Old Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers and consent solicitations, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes—Old Notes Held Through a Nominee by a Beneficial Owner.”

Q:	Will I have to pay any fees or commissions if I tender my Old Notes for exchange in the exchange offers?

A:

You will not be required to pay any fees or commissions to Chevron Corporation, CUSA, Noble Energy, the dealer manager, the solicitation agent, the exchange agent or the information agent in connection with the exchange offers. If your Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Old Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	Will the CUSA Notes be listed on an exchange?

A:	The CUSA Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the CUSA Notes.

Q:	Is any recommendation being made with respect to the exchange offers and consent solicitations?

A:

None of CUSA, Chevron Corporation, Noble Energy, the dealer manager, the solicitation agent, the exchange agent, the information agent or the Noble Energy Trustees or the Trustee, or any other person is making any recommendation in connection with the exchange offers or consent solicitations as to whether any holder of Old Notes should tender or refrain from tendering all or any portion of the principal amount of that holder’s Old Notes (and in so doing, consent to the adoption of the proposed amendments to the Noble Indentures and the Old Notes), and no one has been authorized by any of them to make such a recommendation.

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations for the Old Notes should be directed to the following dealer manager and solicitation agent:

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Phone: (704) 999-4067

Email: debt_advisory@bofa.com

Questions concerning tender procedures for the Old Notes and requests for additional copies of this prospectus should be directed to the following exchange agent and information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Phone: (212) 269-5550

Email: chevron@dfking.com

Website: www.dfking.com/chevron

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

No Appraisal or Dissenter Rights

Holders of the Old Notes do not have any appraisal rights or dissenters’ rights under New York law, the law governing the Noble Indentures and the Old Notes, or under the terms of the Noble Indentures in connection with the exchange offers and consent solicitations. See “—The Exchange Offers and Consent Solicitation—Absence of Dissenters’ Rights.”

Risk Factors

An investment in the CUSA Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 21.

The Exchange Offers and Consent Solicitations

Offeror	Chevron U.S.A. Inc.

Guarantor	Chevron Corporation

The Exchange Offers	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, CUSA is offering to exchange any and all of each series of outstanding Old Notes listed on the front cover of this prospectus for newly issued series of CUSA Notes guaranteed by Chevron Corporation with identical interest rates, interest payment dates, maturity dates and substantially identical optional redemption provisions as the corresponding series of Old Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Exchange Offers Independent of One Another	Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

The Consent Solicitations	We are soliciting consents to the proposed amendments of the Noble Indentures from holders of the Old Notes, on behalf of Noble Energy and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your Old Notes for exchange without delivering a consent to the proposed amendments of the Noble Indenture under which the respective series of Old Notes was issued and you may not deliver consents in the consent solicitations with respect to your Old Notes without tendering such Old Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected, will among other things modify or eliminate certain reporting requirements, restrictive covenants and Events of Default in the Noble Indentures. See “The Proposed Amendments.”

Procedures for Participation in the Exchange Offers and Consent Solicitations

If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your Old Notes to the exchange agent’s account at DTC and the exchange agent must receive a confirmation of book-entry transfer as follows:

•  a completed letter of transmittal and consent; or

•  an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old U.S. Notes.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offers and consent solicitations. You must tender your Old Notes and deliver your consents by the Expiration Date in order to participate in the exchange offers and consent solicitations.

Total Consideration; Early Participation Premium prior to the Early Participation Date	In exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to the Early Participation Date and not validly withdrawn (and subject to the applicable minimum denominations), holders of such Old Notes will be eligible to receive the Total Consideration, which consists of $1,000 principal amount of CUSA Notes. In exchange for each $1,000 principal amount of Old Notes that is validly tendered after the Early Participation Date but prior to the Expiration Date and not validly withdrawn, holders of such Old Notes will be eligible to receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of CUSA Notes and so consists of $970 principal amount of CUSA Notes.

Early Participation Date and Consent Revocation Deadline	5:00 p.m., New York City time, on December 16, 2020, or a later date and time to which we extend it with respect to one or more series of Old Notes.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 9:00 a.m., New York City time, on January 4, 2021, or a later date and time to which we extend it with respect to one or more series of Old Notes.

Settlement Date	The Settlement Date is expected to be the second business day following the Expiration Date.

Withdrawal and Revocation

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Consents to the proposed amendments may be revoked at any time prior to the Consent Revocation Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Notes. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Noble Indenture, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents, and your consents will continue to be deemed delivered.

Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless we are otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Old Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the registration statement of which this prospectus forms a part having been declared effective by the Commission. We may, at our option and sole discretion, waive any such conditions, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date.

The Requisite Consents must be received with respect to each series of Old Notes in order for the proposed amendments to be adopted with respect to such series and the respective Noble Indenture; however, the proposed amendments may become effective with respect to any series of Old Notes for which the Requisite Consents are received even if Requisite Consents are not received with respect to all series of Old Notes issued under the same Noble Indenture.

For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Acceptance of Old Notes and Consents and Delivery of CUSA Notes	You may not consent to the proposed amendments to the relevant Noble Indenture without tendering your Old Notes in the appropriate exchange offer, and you may not tender your Old Notes for exchange without consenting to the applicable proposed amendments.

Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offers and consent solicitations, we will accept for exchange any and all Old Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; provided that the tender of Old Notes (and corresponding consents thereto) will only be accepted in principal amounts equal to minimum denominations of $2,000 and whole multiples of $1,000 thereafter, with respect to the Old Notes; likewise, because the act of validly tendering Old Notes will also constitute valid delivery of consents to the proposed amendments to the Noble Indenture with respect to the series of Old Notes so tendered, on behalf of Noble Energy, we will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Old Notes exchanged will be retired and cancelled.

The CUSA Notes issued pursuant to the exchange offers will be issued and delivered, and the cash rounding amounts payable, if any, will be delivered, through the facilities of DTC promptly on the Settlement Date. We will return to you any Old Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of Old Notes for Exchange; CUSA Notes; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Material U.S. Federal Income Tax Considerations.”

Consequences of Not Exchanging Old Notes for CUSA Notes

If you do not exchange your Old Notes for CUSA Notes in the exchange offers, you will not receive the benefit of having CUSA as the obligor and Chevron Corporation as the guarantor of your notes. In addition, if the proposed amendments to the Noble Indentures have been adopted, the amendments will apply to all Old Notes that are not acquired in the exchange offers, even though the holders of those Old Notes did not consent to the proposed amendments. Thereafter, all such Old Notes will be governed by the relevant Noble Indenture as amended by the proposed amendments. The proposed amendments to the Noble Indentures, together with certain existing provisions in the Old Notes, will afford remaining holders of Old Notes with significantly less protection.

The trading market for any remaining Old Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Old Notes that are not tendered and accepted more volatile.

As a consequence of any or all of the foregoing, the liquidity, market value and price volatility of Old Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—The Noble Indentures, in light of the proposed amendments and certain existing provisions in the Noble Indentures and Old Notes, may afford remaining holders of the Old Notes with less protection than the CUSA Notes” and “Risk Factors—Risks Relating to the Exchange Offers
and Consent Solicitations—The liquidity of any trading market that currently exists for the Old Notes may be adversely affected by the exchange offers, and holders of Old Notes who fail to participate in the exchange offers may find it more difficult to sell their Old Notes after the exchange offers are completed.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent, Dealer Manager and Solicitation Agent

D.F. King & Co., Inc. is serving as the exchange agent and information agent for the exchange offers and consent solicitations for the Old Notes (as the “exchange agent” and the “information agent”).

BofA Securities, Inc. is serving as the dealer manager for the exchange offers and solicitation agent for the consent solicitations for the Old Notes (as the “dealer manager” and the “solicitation agent”).

The address and telephone numbers of the exchange agent, information agent, dealer manager and solicitation agent are set forth on the back cover of this prospectus.

We have other business relationships with the dealer manager and solicitation agent, as described in “The Exchange Offers and Consent Solicitations—Dealer Manager and Solicitation Agent.”

No Recommendation	None of CUSA, Chevron Corporation, Noble Energy, the dealer manager, the solicitation agent, the information agent, the exchange agent, the Noble Energy Trustees or the CUSA Trustee is making any recommendation in connection with the exchange offers or consent solicitations as to whether any holder of Old Notes should tender or refrain from tendering all or any portion of the principal amount of that holder’s Old Notes (and in so doing, consent to the adoption of the proposed amendments to the Noble Indentures), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 21 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer manager and solicitation agent at the address and telephone number set forth on the back cover of this prospectus. Questions concerning the tender procedures and requests for additional copies of the prospectus and the letter of transmittal and consent should be directed to the exchange agent and information agent at the address and telephone numbers set forth on the back cover of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The CUSA Notes

The following summary contains basic information about the CUSA Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the CUSA Notes, see “Description of the CUSA Notes.”

Issuer	Chevron U.S.A. Inc.

Guarantor	Chevron Corporation

Securities Offered

We are offering up to $5,800,000,000 aggregate principal amount of CUSA Notes of the following series:

1.  $100,000,000 aggregate principal amount of 7.250% Notes due 2023

2.  $650,000,000 aggregate principal amount of 3.900% Notes due 2024

3.  $250,000,000 aggregate principal amount of 8.000% Notes due 2027

4.  $600,000,000 aggregate principal amount of 3.850% Notes due 2028

5.  $500,000,000 aggregate principal amount of 3.250% Notes due 2029

6.  $850,000,000 aggregate principal amount of 6.000% Notes due 2041

7.  $1,000,000,000 aggregate principal amount of 5.250% Notes due 2043

8.  $850,000,000 aggregate principal amount of 5.050% Notes due 2044

9.  $500,000,000 aggregate principal amount of 4.950% Notes due 2047

10.  $500,000,000 aggregate principal amount of 4.200% Notes due 2049

Interest Rates; Interest Payment Dates; Maturity Dates

Each series of CUSA Notes will have the same interest rates, maturity dates, optional redemption prices and interest payment dates as the corresponding series of Old Notes for which they are being offered in exchange.

Each CUSA Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Old Note. Holders of Old Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Noble Energy in respect of interest accrued from the date of the last interest payment date in respect of their Old Notes until the date of the issuance of the CUSA Notes. Consequently, holders of CUSA Notes will receive the same interest payments that they would have received had they not exchanged their Old Notes in the applicable exchange offer. No accrued but unpaid interest will be paid with respect to any Old Notes validly tendered and not validly withdrawn prior to the Expiration Date.

Interest Rates and Maturity Dates	Interest Payment Dates	First Interest Payment Date	Interest Accrues From
7.250% Notes due October 15, 2023	April 15 and October 15	April 15, 2021	October 15, 2020
3.900% Notes due November 15, 2024	May 15 and November 15	May 15, 2021	November 15, 2020
8.000% Notes due April 1, 2027	April 1 and October 1	April 1, 2021	October 1, 2020
3.850% Notes due January 15, 2028	January 15 and July 15	January 15, 2021	July 15, 2020
3.250% Notes due October 15, 2029	April 15 and October 15	April 15, 2021	October 15, 2020
6.000% Notes due March 1, 2041	March 1 and September 1	March 1, 2021	September 1, 2020
5.250% Notes due November 15, 2043	May 15 and November 15	May 15, 2021	November 15, 2020
5.050% Notes due November 15, 2044	May 15 and November 15	May 15, 2021	November 15, 2020
4.950% Notes due August 15, 2047	February 15 and August 15	February 15, 2021	August 15, 2020
4.200% Notes due October 15, 2049	April 15 and October 15	April 15, 2021	October 15, 2020

Make-Whole Redemption and Par Call	Each series of the CUSA Notes listed in the table below (the “Par Call Notes”) may be redeemed at any time prior to the applicable par call date listed in the table below (the “Par Call Date”), in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Par Call Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate for the CUSA Notes, plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by CUSA. Each series of the Par Call Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount of the Par Call Notes to be redeemed. In each case, accrued but unpaid interest will be payable to, but not including, the redemption date.

Title of Series	Par Call Date	Make-Whole Spread
3.900% Notes due 2024	August 15, 2024	25 bps
3.850% Notes due 2028	October 15, 2027	25 bps
3.250% Notes due 2029	July 15, 2029	25bps
6.000% Notes due 2041	September 1, 2040	25 bps
5.250% Notes due 2043	May 15, 2043	25 bps
5.050% Notes due 2044	May 15, 2044	30 bps
4.950% Notes due 2047	February 15, 2047	35 bps
4.200% Notes due 2049	April 15, 2049	35 bps

No Optional Redemption	The 7.250% Notes due 2023 and the 8.000% Notes due 2027 are not redeemable at CUSA’s option prior to maturity.

Denominations	CUSA will issue the CUSA Notes in minimum denominations $2,000 and multiples of $1,000 thereafter.

Listing	The CUSA Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. There can be no assurance as to the development or liquidity of any market for the CUSA Notes.

Form and Settlement	The CUSA Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for DTC for the CUSA Notes.

Further Issues	We may from time to time, without notice to, or the consent of, the holders of any series of the CUSA Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the CUSA Notes of the applicable series. Any further CUSA Notes shall be issued pursuant to a resolution of CUSA’s board of directors, a supplement to the CUSA Base Indenture, or under an officers’ certificate pursuant to the CUSA Base Indenture.

Governing Law	The CUSA Notes will be governed by the laws of the State of New York.

Trustee	The trustee for the CUSA Notes will be Deutsche Bank Trust Company Americas.

RISK FACTORS

Investing in the CUSA Notes involves risks. Before making a decision to invest in the CUSA Notes, you should carefully consider the risks described under “Item 1A. Risk Factors” in Chevron Corporation’s Annual Report on Form 10-K, filed with the Commission on February 21, 2020, which is incorporated by reference herein, “Item 1A. Risk Factors” in Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 6, 2020, which is incorporated by reference herein, “Item 1A. Risk Factors” in Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020, which is incorporated by reference herein, and “Item 1A. Risk Factors” in Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Commission on November 5, 2020, as well as the risks set forth below.

The risk factors included in or incorporated by reference into this prospectus, including those risk factors with respect to oil supply and demand and public health, encompass, among other things, current market conditions of production oversupply as well as demand reduction due to the novel coronavirus (COVID-19) pandemic, which has led to a significant decrease in crude oil prices. Impacts of the COVID-19 pandemic and geopolitical factors have resulted in a significant decrease in demand for Chevron’s products and caused a precipitous drop in commodity prices, which has had and is expected to continue to have an adverse, and potentially material adverse, effect on Chevron’s future financial and operating results. Extended periods of low prices for crude oil are expected to have a material adverse effect on Chevron’s results of operations, financial condition and liquidity. Among other things, Chevron’s earnings, cash flows, and capital and exploratory expenditure programs have been and are expected to be negatively affected, as are its production volumes and proved reserves. As a result, the value of Chevron’s assets may also become impaired in future periods, as they were in 2020, primarily in the second quarter. In light of the significant uncertainty around the duration and extent of the impact of the COVID-19 pandemic, including as a result of resurgences, management is currently unable to develop with any level of confidence estimates and assumptions that may have a material impact on Chevron’s consolidated financial statements and financial or operational performance in any given period. In addition, the unprecedented nature of such market conditions could cause current management estimates and assumptions to be challenged in hindsight. Any such material adverse change on Chevron’s results of operations, financial condition or liquidity or impairment of the value of its assets could also result in negative impacts on its credit ratings, which will generally have a negative impact on the market value of the CUSA Notes. There continues to be uncertainty and unpredictability about the impact of the COVID-19 pandemic on Chevron’s financial and operating results in future periods. The extent to which the COVID-19 pandemic adversely impacts Chevron’s future financial and operating results, and for what duration and magnitude, depends on several factors that are continuing to evolve, are difficult to predict and, in many instances, are beyond its control. For additional information, see Note 1 to Chevron’s consolidated financial statements and Item 1A. Risk Factors in each of Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, each of which is incorporated by reference into this prospectus.

The risk factors included in or incorporated by reference into this prospectus may also be impacted or exacerbated by Chevron’s recently completed acquisition of Noble Energy, Inc. For additional information, see Note 21 to Chevron Corporation’s consolidated financial statements and Item 1.A Risk Factors “—The Noble Energy acquisition may cause our financial results to differ from our expectations or the expectations of the investment community, we may not achieve the anticipated benefits of the acquisition, and the acquisition may disrupt our current plans or operations” in Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this prospectus.

Risks Relating to the CUSA Notes

Holders of the CUSA Notes and Chevron Corporation guarantees will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations.

The CUSA Notes and the Chevron Corporation guarantees, respectively, are obligations of CUSA and Chevron Corporation exclusively and not of any of their subsidiaries. A significant portion of CUSA’s and Chevron Corporation’s operations are conducted through their subsidiaries. The CUSA Notes are guaranteed by Chevron Corporation, but are not guaranteed by any of CUSA’s or Chevron Corporation’s subsidiaries. CUSA and Chevron Corporation’s subsidiaries are separate legal entities that have no obligation to pay any amounts due under the CUSA Notes or to make any funds available therefor, whether by dividends, loans or other payments to CUSA or Chevron Corporation. All claims of third-party creditors, if any, of CUSA and Chevron Corporation’s subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of CUSA’s and Chevron Corporation’s creditors, including holders of the CUSA Notes and Chevron Corporation guarantees. Consequently, the CUSA Notes and Chevron Corporation guarantees will be structurally subordinated to all existing and future liabilities of any of CUSA and Chevron Corporation’s subsidiaries and any subsidiaries that they may in the future acquire or establish.

The CUSA Notes are unsecured and will be effectively junior to CUSA and Chevron Corporation’s secured indebtedness to the extent of the collateral therefor.

The CUSA Notes are unsecured general obligations of CUSA, guaranteed by Chevron Corporation. Holders of CUSA or Chevron Corporation secured indebtedness, if any, will have claims that are prior to your claims as holders of the CUSA Notes and Chevron Corporation guarantees, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, CUSA’s and Chevron Corporation’s pledged assets would be available to satisfy obligations of CUSA’s and Chevron Corporation’s secured indebtedness before any payment could be made on the CUSA Notes and Chevron Corporation guarantees. To the extent that such assets cannot satisfy in full CUSA’s and Chevron Corporation’s secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the CUSA Notes and Chevron Corporation guarantees. In any of the foregoing events, and subject to the rights of holders of CUSA Notes under the guarantee provided by Chevron Corporation, we cannot assure you that there will be sufficient assets to pay amounts due on the CUSA Notes. As a result, holders of the CUSA Notes may receive less, ratably, than holders of CUSA’s secured indebtedness. At September 30, 2020, CUSA and Chevron Corporation had no secured indebtedness.

There are limited covenants in the CUSA Indenture.

Neither Chevron Corporation, CUSA, nor any of their subsidiaries are restricted from incurring additional debt or other liabilities, including secured debt or additional senior debt, under the CUSA Indenture. If Chevron Corporation, CUSA or any of their subsidiaries incur additional debt or liabilities, CUSA’s ability to pay its obligations on the CUSA Notes or Chevron Corporation’s ability to pay its obligations under the related guarantees could be adversely affected. Chevron Corporation expects that it and its subsidiaries will, from time to time, incur additional debt and other liabilities. In addition, CUSA and its subsidiaries are not restricted under the CUSA Indenture from granting security interests over its assets. See “Description of the CUSA Notes” and “Description of the Differences Between the CUSA Notes and the Old Notes.”

Risks Relating to the Exchange Offers and Consent Solicitations

Chevron Corporation’s board of directors has not made a recommendation as to whether you should tender your Old Notes in exchange for CUSA Notes in the exchange offers, and we have not obtained a third-party determination that the exchange offers are fair to holders of Old Notes.

Chevron Corporation’s board of directors has not made, and will not make, any recommendation as to whether holders of Old Notes should tender their Old Notes in exchange for CUSA Notes pursuant to the exchange offers.

We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of these exchange offers, or preparing a report or making any recommendation concerning the fairness of these exchange offers. Therefore, if you tender your Old Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Old Notes must make their own independent decisions regarding their participation in the exchange offers.

Upon consummation of the exchange offers, holders who exchange Old Notes will lose their rights under such Old Notes.

If you tender Old Notes and your Old Notes are accepted for exchange pursuant to the exchange offers, you will lose all of your rights as a holder of the exchanged Old Notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged Old Notes. Among other things, the indentures under which the Old Notes were issued contain certain covenants for the benefit of the holders of the Old Notes, and no similar covenants will be provided with respect to the CUSA Notes. See “Risk Factors—Risks Relating to the CUSA Notes—Holders of the CUSA Notes and Chevron Corporation guarantees will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations, including any Old Notes not exchanged” above for more information.

The Noble Indentures, in light of the proposed amendments and certain existing provisions in the Noble Indentures and Old Notes, may afford remaining holders of the Old Notes with less protection than the CUSA Notes.

The proposed amendments to the Noble Indentures, together with certain existing provisions in the Old Notes, may afford remaining holders of Old Notes with less protection than the CUSA Notes. The proposed amendments to the Noble Indentures would, among other things:

•	eliminate the covenant restricting sale and leaseback transactions in the 1997 Indenture;

•	eliminate the covenant regarding limitation on liens in the 1993 Indenture and the 1997 Indenture;

•	eliminate the covenant regarding reports to the Noble Energy Trustees by Noble Energy; and

•	eliminate the cross default Event of Default (and related acceleration of maturity).

If the proposed amendments to the Noble Indentures are adopted, each non-exchanging holder of the Old Notes will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit Chevron to take certain actions previously prohibited that could increase the credit risk with respect to Noble Energy and might adversely affect the liquidity, market price and price volatility of the Old Notes or otherwise be adverse to the interests of the holders of the Old Notes. See “The Proposed Amendments.”

Moreover, none of the Noble Indentures currently require Noble Energy to file reports with the Commission, and Noble Energy is not expected to become required to file such reports and the proposed amendments will eliminate Noble Energy’s reporting requirements with respect to the Noble Energy Trustees. Chevron does not intend to publish separate audited or unaudited financial statements for Noble Energy. As a result, holders of Old Notes will have little information with respect to the issuers of the Old Notes following the exchange offers.

The liquidity of any trading market that currently exists for the Old Notes may be adversely affected by the exchange offers, and holders of Old Notes who fail to participate in the exchange offers may find it more difficult to sell their Old Notes after the exchange offers are completed.

To the extent that Old Notes are tendered and accepted for exchange pursuant to the exchange offers, the trading markets for the remaining Old Notes will become more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged Old Notes may be adversely affected. The reduced float may also make the trading prices of the remaining Old Notes more volatile. In addition, if the proposed amendments to the Noble Indentures are adopted, it could have a further negative effect on the trading markets or market price of the unexchanged Old Notes.

Certain credit ratings for the Old Notes may be withdrawn following the exchange offers.

Certain credit ratings on the unexchanged Old Notes may be withdrawn after the completion of the exchange offers, which could materially adversely affect the market price for each series of unexchanged Old Notes.

The exchange offers and consent solicitations may be cancelled or delayed, which could negatively affect the prices of the applicable Old Notes.

The consummation of each exchange offer and consent solicitation is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the registration statement of which this prospectus forms a part having been declared effective. We may, at our option and in our sole discretion, waive any such conditions, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. The conditions to each exchange offer may not be satisfied, and if not satisfied or waived, to the extent that the conditions may be waived, such exchange offers may not occur. Even if the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. If the exchange offers are not completed or are delayed, the respective market prices of any or all of the series of Old Notes in such exchange offer may decline to the extent that the respective current market prices reflect an assumption that such exchange offers has been or will be completed. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait longer than expected to receive their CUSA Notes and the cash rounding amounts, if any, during which time those holders of the Old Notes will not be able to effect transfers of their Old Notes tendered for exchange.

You may not receive CUSA Notes in the exchange offers and consent solicitations if the applicable procedures for the exchange offers and consent solicitations are not followed.

We will issue the CUSA Notes and cash rounding amounts, if any, in exchange for your Old Notes only if you tender your Old Notes and deliver properly completed documentation for the applicable exchange offer. For any exchange offer relating to Old Notes, you must deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before expiration of the exchange offers and consent solicitations. For any exchange offer relating to an Old Note, see “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes” for a description of the procedures to be followed to tender your Old Notes.

You should allow sufficient time to ensure delivery of the necessary documents. None of the Company, the exchange agent, the information agent, the dealer manager or solicitation agent, or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of the Old Notes for exchange or the related consents.

You may not revoke your consent to the proposed amendments after the Consent Revocation Deadline.

Consents to the proposed amendments may be revoked at any time prior to the Consent Revocation Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Notes. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Noble Indenture, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents, and your consents will continue to be deemed delivered. No additional payment will be made for a holder’s consent to the proposed amendments to the Noble Indentures.

We may repurchase any Old Notes that are not tendered in the exchange offers on terms that are more favorable to the holders of the Old Notes than the terms of the exchange offers.

We or any of our affiliates may, to the extent permitted by applicable law, after the Settlement Date, acquire some or all of the Old Notes that are not tendered and accepted in the exchange offers, whether through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as we may determine, which with respect to any series of Old Notes may be more or less favorable to holders than the terms of the applicable exchange offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

A holder will recognize gain or loss for U.S. federal income tax purposes on the exchange of Old Notes for CUSA Notes.

We believe that the exchange of the Old Notes for the CUSA Notes pursuant to the exchange offers will be treated as a taxable disposition of the Old Notes in exchange for the CUSA Notes for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations—Tax Consequences to Exchanging U.S. Holders”) that tenders the Old Notes in exchange for the CUSA Notes will generally recognize gain or loss for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations—Tax Consequences to Exchanging U.S. Holders—The Exchange Offers.”

The U.S. federal income tax treatment of holders who do not tender their Old Notes pursuant to the exchange offers is unclear.

The adoption of the proposed amendments may or may not result in a deemed exchange of Old Notes for “new” notes for U.S. federal income tax purposes. If, as we believe more likely, the adoption of the proposed amendments does not result in such a deemed exchange, non-exchanging holders should not recognize gain or loss for U.S. federal income tax purposes as a result of the adoption of the proposed amendments and completion of the exchange offers. If the adoption of the proposed amendments does result in such a deemed exchange, the U.S. federal income tax consequences to a U.S. Holder may differ materially from the tax consequences if there were not such a deemed exchange, and could include the recognition of taxable gain on the deemed exchange of the Old Notes for the “new” notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchanges of the CUSA Notes for the Old Notes pursuant to the exchange offers. In exchange for issuing the CUSA Notes, we will receive the tendered Old Notes. The Old Notes surrendered in connection with the exchange offers will be retired and cancelled.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

We are conducting the exchange offers to simplify Chevron’s capital structure following the acquisition of Noble Energy and to give existing holders of Old Notes the option to obtain securities issued by CUSA and guaranteed by Chevron Corporation, which will rank pari passu with CUSA’s other unsecured and unsubordinated debt securities. Chevron Corporation’s guarantee will rank pari passu with Chevron Corporation’s other unsecured and unsubordinated indebtedness for borrowed money. We are conducting the consent solicitations to modify or eliminate certain reporting requirements, restrictive covenants and Events of Default in the Noble Indentures and align such provisions with the terms of all of the existing senior notes previously issued by CUSA and guaranteed by Chevron..

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Old Notes the following CUSA Notes:

Aggregate Principal Amount	Title of Series of Notes Issued by Noble Energy to be Exchanged	Title of Series of Notes to be Issued by CUSA and Guaranteed by Chevron Corporation	Interest Payment Dates for Both Old Notes and CUSA Notes
$100,000,000	7.250% Notes due 2023	7.250% Notes due 2023	April 15 and October 15
$650,000,000	3.900% Notes due 2024	3.900% Notes due 2024	May 15 and November 15
$250,000,000	8.000% Senior Notes due 2027	8.000% Notes due 2027	April 1 and October 1
$600,000,000	3.850% Notes due 2028	3.850% Notes due 2028	January 15 and July 15
$500,000,000	3.250% Notes due 2029	3.250% Notes due 2029	April 15 and October 15
$850,000,000	6.000% Notes due 2041	6.000% Notes due 2041	March 1 and September 1
$1,000,000,000	5.250% Notes due 2043	5.250% Notes due 2043	May 15 and November 15
$850,000,000	5.050% Notes due 2044	5.050% Notes due 2044	May 15 and November 15
$500,000,000	4.950% Notes due 2047	4.950% Notes due 2047	February 15 and August 15
$500,000,000	4.200% Notes due 2049	4.200% Notes due 2049	April 15 and October 15

Specifically, (i) in exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to 5:00 p.m., New York City time, on the Early Participation Date, and not validly withdrawn, holders of such Old Notes will be eligible to receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of Old Notes that is validly tendered after the Early Participation Date but prior to the Expiration Date, and not validly withdrawn, holders of such Old Notes will be eligible to receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium. No additional payment will be made for a holder’s consent to the proposed amendments to the Noble Indentures.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

The CUSA Notes will be issued only in minimum denominations of $2,000 and whole multiples of $1,000 thereafter. See “Description of the CUSA Notes—Description of the CUSA Notes—General.” If CUSA would be required to issue an CUSA Note in a denomination other than $2,000 and any integral multiple of $1,000 in excess thereof, CUSA will, in lieu of such issuance:

•

issue a CUSA Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000 above such minimum denomination; and pay a cash amount equal to the difference between (i) the principal amount of the CUSA Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the CUSA Note actually issued in accordance with this paragraph; plus

•

pay accrued and unpaid interest on the principal amount of such Old Note representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners, and in no event will Chevron Corporation or CUSA be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The interest rate, interest payment dates, optional redemption prices and maturity of each series of CUSA Notes to be issued by CUSA in the exchange offers will be the same as those of the corresponding series of Old Notes to be exchanged. The CUSA Notes received in exchange for the tendered Old Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Old Notes; provided, that interest will only accrue with respect to the aggregate principal amount of CUSA Notes you receive, which will be less than the principal amount of Old Notes you tendered for exchange in the event that your Old Notes are tendered after the Early Participation Date. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Old Notes accepted for exchange at the time of the exchange.

Each series of CUSA Notes is a new series of debt securities that will be issued under the CUSA Base Indenture. The terms of the CUSA Notes will include those expressly set forth in such notes, the CUSA Base Indenture and those made part of the CUSA Base Indenture by reference to the Trust Indenture Act.

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Old Notes to effect a number of amendments to the applicable Noble Indenture under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to the relevant Noble Indenture without tendering your Old Notes in the appropriate exchange offer, and you may not tender your Old Notes for exchange without consenting to the applicable proposed amendments.

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “—Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option and sole discretion, waive any such conditions, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. For information about other conditions to our obligations to complete the exchange offers, see “—Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.” The proposed amendments may become effective with respect to any series of Old Notes for which the Requisite Consents are received.

Upon or promptly following the later of the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents, subject to the satisfaction or waiver of the conditions to the relevant exchange offer with respect to the Old Notes of a given series, Noble Energy and the Noble Energy Trustee under the relevant Noble Indenture will execute a supplemental indenture setting forth the proposed amendments in respect of the Old Notes. Under the terms of the applicable supplemental indenture, the proposed amendments will become operative on the Settlement Date with respect to the affected series of Old Notes, subject to the satisfaction or waiver of the conditions to the relevant exchange offer. Each non-consenting holder of a series of Old Notes will be bound by the applicable supplemental indenture. The form of each supplemental indenture is filed as an exhibit to this registration statement of which this prospectus forms a part.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions: (a) the registration statement of which this prospectus forms a part having been declared effective by the Commission and (b) the following statements being true:

(1)

In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•

challenges the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•

in ours reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of CUSA and its subsidiaries, taken as a whole, or Chevron Corporation and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to CUSA or Chevron Corporation of the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of Old Notes in deciding whether to accept the exchange offers and give their consents;

(2)	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in the United States’ securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3)

The relevant Noble Energy Trustees have not objected in any respect to, or taken any action that could in CUSA’s reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor have the relevant Noble Energy Trustees taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Old Notes under an exchange offer or the consent solicitations.

The Requisite Consents must be received with respect to each series of Old Notes in order for the proposed amendments to be adopted with respect to such series and the respective Noble Indenture; however, the proposed amendments may become effective with respect to any series of Old Notes for which the Requisite Consents are received even if Requisite Consents are not received with respect to all series of Old Notes issued under the same Noble Indenture.

All of these conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Old Notes to challenge such determination in a court of competent jurisdiction. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date.

If any of these conditions is not satisfied with respect to any or all series of the Old Notes, we may, at any time before the consummation of the exchange offers or consent solicitations:

(1)

terminate any one or more of the exchange offers or the consent solicitations and promptly return all tendered Old Notes to the holders thereof (whether or not we terminate the other exchange offers or consent solicitations);

(2)

modify, extend or otherwise amend any one or more of the exchange offers or consent solicitations and retain all tendered Old Notes and consents until the Expiration Date of the exchange offers or consent solicitations, subject, however, to the withdrawal rights of holders (see “—Withdrawal of Tenders and Revocation of Corresponding Consents” and “—Expiration Date; Extensions; Amendments”); or

(3)

waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission, with respect to any one or more of the exchange offers or consent solicitations and accept all Old Notes tendered and not previously validly withdrawn with respect to any or all series of Old Notes.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers shall be 9:00 a.m., New York City time, on January 4, 2021, subject to our right to extend that date and time with respect to one or more series in its sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the exchange offer of the applicable series.

Subject to applicable law, CUSA expressly reserves the right, in its sole discretion, with respect to the exchange offers and consent solicitations for each series of Old Notes to:

(1)	delay accepting any validly tendered Old Notes;

(2)	extend any of the exchange offers or consent solicitations; or

(3)	terminate or amend any of the exchange offers and consent solicitations, by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Disclosure of material changes in the terms of the exchange offers and consent solicitations will be disseminated promptly in accordance with Rule 13e-4(e)(3) under the Exchange Act. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of any of the exchange offers or consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Old Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Old Notes. We may choose to extend any of the exchange offers, in our sole discretion, by giving notice of such extension at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Old Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Old Notes of such amendment, and will extend the relevant exchange offers and consent solicitations as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Old Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

Effect of Tender

Any tender of an Old Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and CUSA and a consent to the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offers by a tendering holder of Old Notes will constitute the agreement by a tendering holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. If you validly withdraw your tendered Old Notes after the Consent Revocation Deadline, you will not be able to revoke the related consent to the proposed amendments to the Noble Indentures (see “—Withdrawal of Tenders and Revocation of Corresponding Consents”).

If the proposed amendments to the Noble Indentures have been adopted, the amendments will apply to all Old Notes that are not acquired in the exchange offers, even though the holders of those Old Notes did not consent to the proposed amendments. Thereafter, all such Old Notes will be governed by the relevant Noble Indenture as amended by the proposed amendments. The proposed amendments to the Noble Indentures, together with certain existing provisions in the Old Notes, will afford remaining holders of Old Notes with less protection. See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—The Noble Indentures, in light of the proposed amendments and certain existing provisions in the Noble Indentures and Old Notes, may afford remaining holders of the Old Notes with less protection.”

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal rights or dissenters’ rights under New York law, the law governing the Noble Indentures and the Old Notes, or under the terms of the Noble Indentures in connection with the exchange offers and consent solicitations.

Acceptance of Old Notes for Exchange; CUSA Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offers are satisfied or, where permitted, waived, CUSA will issue CUSA Notes in book-entry form and pay the cash rounding amounts, if any, in connection with the exchange offers promptly on the Settlement Date (in exchange for Old Notes that are properly tendered, and not validly withdrawn, before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered Old Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the relevant Noble Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of CUSA Notes and payment of any cash rounding amounts in connection with the exchange of Old Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Old Notes for the purpose of receiving consents and Old Notes from, and transmitting CUSA Notes and cash rounding amounts, if any, to such holders. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Old Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn Old Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

It is expected that the supplemental indentures for the proposed amendments to the Noble Indentures will be duly executed and delivered by Noble Energy and the respective Noble Energy Trustee upon or promptly following the later of the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and the proposed amendments contained therein will become operative from the Settlement Date, subject to the satisfaction or waiver of the conditions to the relevant exchange offer.

Procedures for Consent and Tendering Old Notes

If you hold Old Notes and wish to have those notes exchanged for CUSA Notes, you must validly tender (or cause the valid tender of) your Old Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Old Notes will constitute an automatic consent to the proposed amendments to the relevant Noble Indenture.

The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which you hold the Old Notes, as described below.

Old Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Old Notes credited to their accounts. Within two business days after the date of this prospectus, D.F. King & Co., Inc., as the exchange agent for the Old Notes, will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offers.

Tender of Old Notes (and corresponding consents thereto) will only be accepted in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Old Notes must continue to hold Old Notes in at least the applicable minimum authorized denomination set forth above.

Any DTC participant may tender Old Notes and thereby deliver a consent to the proposed amendments to the relevant Noble Indenture by effecting a book-entry transfer of the Old Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s ATOP procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that CUSA and Noble Energy may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the exchange offers.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at its address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Old Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Old Notes are held in book-entry form and can only be tendered by following the procedures described under “—Procedures for Consent and Tendering Old Notes—Old Notes Held with DTC by a DTC Participant.” However, any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the exchange offers. You should keep in mind that your intermediary may require you to take action with respect to the exchange offers a number of days before the Early Participation Date or the Expiration Date in order for such entity to tender Old Notes on your behalf on or prior to the Early Participation Date or the Expiration Date in accordance with the terms of the exchange offers.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of CUSA Notes and the payment of cash rounding amounts, if any, in exchange for Old Notes tendered by a letter of transmittal and consent in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of Old Notes:

•

irrevocably sells, assigns and transfers to or upon the order of CUSA all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Old Notes tendered thereby;

•	represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” with respect to the series of Old Notes tendered; and

•

irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes (with full knowledge that the exchange agent also acts as the agent of CUSA), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the exchange offers.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your Old Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange (“NYSE”) Medallion Signature Program or the Stock Exchanges Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•

the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Old Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the Old Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless CUSA is otherwise required by law to permit withdrawal. Consents to the proposed amendments may be revoked at any time prior to the Consent Revocation Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Notes. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Noble Indenture, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents and your consents will continue to be deemed delivered.

Beneficial owners desiring to withdraw Old Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant, the series of Old Notes subject to the notice and the principal amount of each series of Old Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Old Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Old Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of its counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Chevron Corporation, its subsidiaries (including CUSA and Noble Energy), the exchange agent, the information agent, the dealer manager, the solicitation agent, the Noble Energy Trustees or the CUSA Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived (which waiver may be made by us, in whole or in part, in our sole discretion, except that we may not waive the condition that the registration statement of which this prospectus forms a part be declared effective by the Commission). Old Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the participant who delivered such Old Notes by crediting an account maintained at DTC designated by such participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We or any of our affiliates may, to the extent permitted by applicable law, after the Settlement Date, acquire some or all of the Old Notes that are not tendered and accepted in the exchange offers, whether through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as it may determine, which with respect to any series of Old Notes may be more or less favorable to holders than the terms of the applicable exchange offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Old Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of Old Notes pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of Old Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on Internal Revenue Service (“IRS”) Form W-9 (available from the IRS website at www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders (including, among others, all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign persons, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. Backup withholding will be applied to the otherwise exempt recipients that fail to provide the required documentation. The applicable IRS Form W-8BEN or IRS Form W-8BEN-E can be obtained from the IRS or from the exchange agent. If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a $50 penalty may be imposed by the IRS and/or payments made with respect to Old Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 for additional information.

If backup withholding applies, the exchange agent would be required to withhold on any payments made to the tendering holders (or other payee). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of Chevron Corporation, CUSA and Noble Energy reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King & Co., Inc., the exchange agent, has been appointed as the exchange agent for the exchange offers and consent solicitations for the Old Notes. Letters of transmittal and consent and all correspondence in connection with the exchange offers of the Old Notes should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to D.F. King & Co., Inc. at the address and telephone numbers set forth on the back cover page of this prospectus.

We will pay the exchange agent’s reasonable and customary fees for their services and will reimburse them for their reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and consent solicitations for the Old Notes and will receive customary compensation for its services.

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone number set forth on the back cover page of this prospectus. Holders of any Old Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Manager and Solicitation Agent

We have retained BofA Securities, Inc. to act as the sole dealer manager and solicitation agent in connection with the exchange offers and consent solicitations for the Old Notes. We will pay the dealer manager and solicitation agent a customary fee as compensation for its services. We will pay a fee to the dealer manager and solicitation agent for soliciting acceptances of the exchange offers and consent solicitations. That fee is based on the size and success of the exchange offers and consent solicitations and will be payable on completion of the exchange offers and consent solicitations. We will pay the fees and expenses relating to the exchange offers and consent solicitations. We have also agreed to reimburse the dealer manager and solicitation agent for certain expenses. The obligations of the dealer manager and solicitation agent to perform its functions is subject to various conditions. We have agreed to indemnify the dealer manager and solicitation agent, and the dealer manager and solicitation agent have agreed to indemnify us, against various liabilities, including various liabilities under the federal securities laws. The dealer manager and solicitation agent may contact holders of Old Notes by mail, telephone, facsimile transmission, personal interviews and otherwise may request broker dealers and the other nominee holders to forward materials relating to the exchange offers and consent solicitations to beneficial holders. Questions regarding the terms of the exchange offers and consent solicitations may be directed to the dealer manager and solicitation agent at its addresses and telephone numbers listed on the back cover page of this prospectus. At any given time, the dealer manager and solicitation agent may trade the Old Notes or other of our securities for their own accounts or for the accounts of its customers and, accordingly, may hold a long or short position in the Old Notes. The dealer manager and solicitation agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Old Notes will be borne by us. The principal solicitations are being made by electronic delivery and/or mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and solicitation agent, as well as by officers and other employees of Chevron Corporation, CUSA and each of their respective affiliates.

Tendering holders of Old Notes will not be required to pay any fee or commission to the dealer manager and solicitation agent. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE CUSA NOTES AND THE OLD NOTES

The following is a summary comparison of the material terms of the CUSA Notes and the Old Notes that differ. The CUSA Notes issued in the applicable exchange offers will be governed by the CUSA Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the CUSA Indenture and the Noble Indentures. Copies of those indentures are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

Terms used in the comparison of the CUSA Notes and the Old Notes below have the meanings given to those terms in the CUSA Indenture or the Noble Indentures, as applicable. Article and section references in the descriptions of the Old Notes and the CUSA Notes below are references to the applicable indenture under which the Old Notes and the CUSA Notes, as applicable, were or will be issued.

The description of the Old Notes reflects the Old Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Old Notes or the Noble Indentures that may be effected following the consent solicitations as described under “The Proposed Amendments.”

	Old Notes	CUSA Notes
Reporting Covenant

Section 704 of the 1993 Indenture:

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust and Indenture Act at the times and in the manner provided pursuant to such Act; PROVIDED that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission. In the event the Company is not subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company shall file with the Trustee (a) within 60 days after the end of each of the Company’s first three fiscal quarters in each fiscal year, a report containing unaudited financial statements with respect to such fiscal quarter and (b) within 105 days after the end of the Company’s fiscal year, a report containing audited financial statements with respect to such fiscal year.

Section 7.4 of the CUSA Base Indenture:

The Company and the Guarantor shall file with the Trustee and transmit to the Holders, upon request, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and shall not constitute a representation or warranty as to the accuracy or completeness of the reports, information and documents. All required reports, information and documents referred to in this Section 7.4 shall be deemed filed with the Trustee and transmitted to the Holders at the time such reports, information or documents are publicly filed with the Commission via the Commission’s EDGAR filing system (or any successor system), and shall not require any additional or separate filing with the Trustee, or transmittal to the Holders by the Company or the Guarantor to satisfy its obligations hereunder, it being understood that the Trustee shall have no responsibility to determine whether any filings by the Company or Guarantor have been made.

	Old Notes	CUSA Notes

Section 704 of the 1997 Indenture:

Section 704 of the 1997 Indenture has materially similar language to Section 704 of the 1993 Indenture.

Section 10.03 of the 2009 Indenture:

The Company will file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to Section 314(a) of the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act. Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

The Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Limitation on Liens

Section 1004 of the 1997 Indenture:

Nothing in this Indenture or in the Securities shall in any way restrict or prevent the Company or any Subsidiary from incurring any indebtedness; PROVIDED that the Company covenants and agrees that neither it nor any Restricted Subsidiary will create or cause to be created, by issuance, assumption or guarantee (including in connection with any merger, consolidation or other transaction described in Article Eight, whether or not otherwise permitted under Article Eight) of any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being hereinafter in this Article called “Debt”) any mortgage, lien, security interest, pledge, charge or other encumbrances

The CUSA Indenture does not have a “Limitation on Liens” provision.

Old Notes	CUSA Notes
(mortgages, liens, security interests, charges or other encumbrances being hereinafter in this Article called “Mortgages”) upon any Mineral Interest or upon any shares of capital stock or debt of any Restricted Subsidiary, whether such Mineral Interest, shares or debt are owned on the date of this Indenture or hereafter acquired, without effectively providing that the Securities then Outstanding (together with, if the Company so determines, any other indebtedness or obligation of the Company or any Restricted Subsidiary then existing and any other indebtedness or obligation of the Company or any Restricted Subsidiary thereafter created which is not subordinate to the Securities) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be outstanding, except that the foregoing provisions shall not apply to:

(1) Mortgages in existence on the date of this Indenture;

(2) Mortgages affecting a Mineral Interest, shares of capital stock or debt of a Corporation at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Company or a Subsidiary, or on any shares of capital stock or debt of any Restricted Subsidiary at the time it becomes a Restricted Subsidiary, whether such Mineral Interest, shares or debt are owned on the date of this Indenture or hereafter acquired;

(3) Mortgages on property existing at the time of acquisition of such property, or Mortgages on any property hereafter acquired by the Company or any Restricted Subsidiary which are created or assumed to secure the payment of all or any part of the purchase price of such property or to secure any Debt incurred prior to, at the time of, or within 120 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;

Old Notes	CUSA Notes
(4) Mortgages on property hereafter constructed or improved by the Company or any Restricted Subsidiary which are created or assumed to secure the payment of all or any part of the cost of such construction or improvement; PROVIDED, HOWEVER, that any such Mortgage shall not apply to any property heretofore owned by the Company or any Restricted Subsidiary;

(5) Mortgages on property of the Company or a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of this Indenture of exploration, drilling, mining or development of\ such property for the purposes of increasing the production and sale or other disposition of oil, gas or other minerals or any Debt incurred to provide funds for all or any such purposes;

(6) Mortgages which secure only Debt of a Restricted Subsidiary owed to the Company or to another Restricted Subsidiary;

(7) Mortgages in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto, including, without limitation, Mortgages to secure Debt incurred in connection with the issuance or refunding of tax-exempt private activity bonds; and

(8) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing paragraphs (1) through (7), inclusive, or of any Debt secured thereby, PROVIDED that the principal amount of Debt secured thereby shall not

Old Notes	CUSA Notes
exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement

Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing provisions of this Section 1004, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions, in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under paragraphs (1) through (8), inclusive, above) does not at any one time exceed 10% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

Notwithstanding the foregoing, the sale or other transfer of (i) oil, gas or other minerals in place for a period of time only, or in an amount such that the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such oil , gas or other minerals, or (ii) any other interest in property of the character commonly referred to as a “production payment,” shall not be deemed to create Debt secured by a Mortgage.

Section 1004 of the 1993 Indenture:

Section 1004 of the 1993 Indenture has materially similar language to Section 1004 of the 1997 Indenture.

Section 6.06 of the 2009 Indenture:

The 2009 Indenture contains an additional exception whereby the sale of

	Old Notes	CUSA Notes
transfer of properties to a partnership, joint venture, or other entity whereby the Company or a Restricted Subsidiary would retain partial ownership of such properties would not be deemed a Debt secured by a Mortgage.

Corporate Existence

Section 6.04 of the 2009 Indenture:

Subject to the rights of the Company under Article XI, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence under the law of its jurisdiction of organization and all its rights (charter and statutory) thereunder; provided however, that the Company shall not be required to preserve any such right if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders of Debt Securities.

Material differences in the other Noble Indentures:

The 1993 Indenture and 1997 Indenture do not contain any covenants regarding corporate existence.

The CUSA Indenture does not have a “Corporate Existence” provision.

Restrictions on Sales and Leasebacks

Section 1005 of the 1997 Indenture:

Subject to Section 301(o), the Company covenants and agrees that neither it nor any Restricted Subsidiary will enter into any Sale and Leaseback Transaction with any Person (except the Company or a Restricted Subsidiary), unless:

(1) The Company or such Restricted Subsidiary would be entitled to incur such indebtedness in a principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, secured by a Mortgage on the property subject to such Sale and Leaseback Transaction pursuant to Section 1004 without equally and ratably securing the Securities pursuant Section 1004;

The CUSA Indenture does not have a “Restrictions on Sales and Leasebacks” provision.

Old Notes	CUSA Notes

(2) After the date on which the Securities are originally issued and within a period commencing 180 days prior to the consummation of such Sale and Leaseback Transaction and ending 180 days after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the acquisition, exploration, drilling and development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale and Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale and Leaseback Transaction (with any amount not being so designated to be applied in clause (c) below); or

(3) The Company, during the 365-day period after the effective date of such Sale and Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Senior Indebtedness an amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased in such Sale and Leaseback Transaction and (ii) the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company or any Restricted Subsidiary as set forth in clause (2) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily defeased or retired by the Company within such 365-day period and not designated as a credit against any other Sale and Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.

	Old Notes	CUSA Notes
Material differences in the other Noble Indentures: The 1993 Indenture and 2009 Indenture do not contain any covenants regarding restriction on sales and leasebacks.

Restrictions on Mergers

Section 801 of the 1997 Indenture:

The Company shall not consolidate with or merge into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless:

(1) in case the Company shall consolidate with or merge into another Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer or otherwise, or which leases, the properties and assets of the Company substantially as an entirety shall be a Corporation or other similar legal entity, shall be organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

Section 8.1 of the CUSA Base Indenture:

The Company shall not consolidate with or merge with or into, or sell, transfer, lease or convey all or substantially all of its properties and assets to, in one transaction or a series of related transactions, any other Person, unless:

(1) the Company shall be the continuing entity, or the resulting, surviving or transferee Person (the “Successor”) shall be a Person (if such Person is not a corporation, then the Successor shall include a corporate co-issuer of the Securities) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor (if not the Company) shall expressly assume, by a Supplemental Indenture hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) the Guarantor, unless it is the other party to the transactions described above, shall have by Supplemental Indenture confirmed that its Guaranty shall apply to such Successor’s obligations under the Securities and this Indenture; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such Supplemental Indenture, if any, complies with this Indenture (except that such Opinion of Counsel need not opine as to clause (2) above).

	Old Notes	CUSA Notes

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 801 of the 1997 Indenture:

Section 801 of the 1997 Indenture has materially similar language to Section 801 of the 1993 Indenture and Section 11.01 of the 1997 Indenture.

Section 11.01 of the 2009 Indenture:

Section 11.01 of the 2009 Indenture has materially similar language to Section 801 of the 1993 Indenture and Section 801 of the 1997 Indenture.

Successor Corporation Substituted

Section 802 of the 1993 Indenture

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer, lease or other disposition of the properties and assets of the Company substantially as an entirety in accordance with Section 801, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

Section 802 of the 1997 Indenture:

Section 802 of the 1997 Indenture has materially similar language to

Section 8.2 of the CUSA Base Indenture

The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if the Successor had been an original party to this Indenture, and the Company shall be released from all its liabilities and obligations under this Indenture and the Securities.

Old Notes	CUSA Notes

Section 802 of the 1993 Indenture and Section 11.02 of the 2009 Indenture.

Section 11.02 of the 2009 Indenture:

Section 11.02 of the 2009 Indenture has materially similar language to Section 802 of the 1993 Indenture and Section 802 of the 1997 Indenture.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Old Notes to modify or eliminate certain reporting requirements, restrictive covenants and Events of Default in the Noble Indentures. If the proposed amendments described below are adopted with respect to any series of Old Notes, the amendments will apply to all such Old Notes of such series not tendered in the applicable exchange offer. See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—The Noble Indentures, in light of the proposed amendments and certain existing provisions in the Noble Indentures and Old Notes, may afford remaining holders of the Old Notes with less protection than the CUSA Notes.”

The descriptions below of the provisions of the Noble Indentures to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Noble Indentures and the forms of supplemental indentures to the Noble Indentures that contain the proposed amendments in the event the Requisite Consents are obtained. Copies of the forms of supplemental indentures are attached as exhibits to the registration statement of which this prospectus forms a part.

The proposed amendments for each of the Noble Indentures with respect to each series of Old Notes constitute a single proposal with respect to that series of notes, and a consenting holder of that series of Old Notes must consent to the proposed amendments in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the Noble Indentures and related supplemental indentures for each series of Old Notes, the proposed amendments require that the Requisite Consent with respect to the applicable series of Old Notes must be received. The Requisite Consents are set forth in the table below. Any Old Notes held by Noble Energy or any person directly or indirectly controlling or controlled or under direct or indirect common control with Noble Energy are not considered to be “outstanding” for this purpose.

The table below sets forth, with respect to each series of Old Notes, among other things: the relevant Noble Indenture and the requisite consent applicable to such series of Old Notes (the “Requisite Consents”):

Title of Series of Old Notes	Issuer	Indenture	Requisite Consent
7.250% Notes due 2023	Noble Energy, Inc. (2)	1993 Indenture	Majority by series(1)
8.000% Senior Notes due 2027	Noble Energy, Inc. (2)	1997 Indenture	Majority by series(1)
6.000% Notes due 2041	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
5.250% Notes due 2043	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
3.900% Notes due 2024	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
5.050% Notes due 2044	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
3.850% Notes due 2028	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
4.950% Notes due 2047	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
3.250% Notes due 2029	Noble Energy, Inc.	2009 Indenture	Majority by series(1)
4.200% Notes due 2049	Noble Energy, Inc.	2009 Indenture	Majority by series(1)

(1)	Requires the consent of holders of at least a majority in principal amount of the outstanding securities of each affected series.
(2)	Formerly Noble Affiliates, Inc.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Old Notes is:

Title of Series of Old Notes	Principal Amount Outstanding
7.250% Notes due 2023	$100,000,000
3.900% Notes due 2024	$650,000,000
8.000% Senior Notes due 2027	$250,000,000
3.850% Notes due 2028	$600,000,000
3.250% Notes due 2029	$500,000,000
6.000% Notes due 2041	$850,000,000
5.250% Notes due 2043	$1,000,000,000
5.050% Notes due 2044	$850,000,000
4.950% Notes due 2047	$500,000,000
4.200% Notes due 2049	$500,000,000

Total Old Notes	$5,800,000,000

The valid tender of a holder’s Old Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents with respect to all series of Old Notes under the Noble Indentures have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, the following sections or provisions (among others) under the Noble Indentures for the Old Notes will be deleted, modified, or amended:

•	Section 704 of the 1993 Indenture, Section 704 of 1997 Indenture and Section 10.03 of the 2009 Indenture – Reports by Company will be deleted;

•	Section 1004 of the 1993 Indenture, Section 1004 of the 1997 Indenture and Section 6.06 of the 2009 Indenture – Limitation on Liens will be deleted;

•	Section 1005 of the 1997 Indenture – Restrictions on Sales and Leasebacks will be deleted; and

•

Section 501(4) of the 1993 Indenture, Section 501(5) of the 1997 Indenture and Section 801(e) of the 2009 Indenture will be deleted to eliminate the cross default Event of Default (and related acceleration of maturity).

The proposed amendments would amend the Noble Indentures, the Old Notes and any exhibits thereto, to make certain conforming or other changes to the Noble Indentures, the Old Notes and any exhibits thereto, including modification or deletion of certain definitions and cross-references.

Effectiveness of Proposed Amendments

It is expected that the supplemental indentures for the proposed amendments to the Noble Indentures will be duly executed and delivered by Noble Energy and the respective Noble Energy Trustee upon or promptly following the later of the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and the proposed amendments contained therein will become operative from the Settlement Date, subject to the satisfaction or waiver of the conditions to the relevant exchange offer.

DESCRIPTION OF CUSA NOTES

Please note that in this section entitled “Description of CUSA Notes,” references to Chevron refer only to Chevron Corporation and not to any of its subsidiaries. References to CUSA refer only to CUSA and not to any of its subsidiaries or any other subsidiaries of Chevron Corporation. The term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of debt securities that may be issued by CUSA.

CUSA will issue the CUSA Notes, each in a single series with a fixed interest rate. The CUSA Notes will be CUSA’s unsubordinated and unsecured obligations and will be issued in series. The CUSA Notes will have the benefit of a guaranty by Chevron (each, a “Guaranty” and, collectively, the “Guarantees”). The Guarantees will be the unsubordinated and unsecured obligations of the Guarantor.

The CUSA Notes will be issued under the CUSA Indenture, among CUSA, as the issuer, Chevron, as the guarantor, and Deutsche Bank Trust Company Americas, as trustee, dated August 12, 2020, as supplemented by the CUSA Notes Supplemental Indenture, to be entered into on the Settlement Date by CUSA, Chevron and the Trustee. The CUSA Indenture and a form of the CUSA Notes Supplemental Indenture are incorporated by reference as exhibits to this registration statement.

The following is a general description of the CUSA Notes and the Guarantees that are being offered by this prospectus. This summary is not meant to be a complete description of the CUSA Notes and/or the Guarantees.

General

The CUSA Indenture provides for the issuance of debt securities without limitation as to aggregate principal amount. The CUSA Notes will be issued in several series, will be unsecured, and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of CUSA. Accordingly, ownership of CUSA Notes means you are one of CUSA’s unsecured creditors. The CUSA Indenture does not limit the amount of other indebtedness or securities that may be issued by CUSA or its subsidiaries. The CUSA Notes will be structurally subordinated to any debt securities issued by its subsidiaries and any other indebtedness and liabilities of its subsidiaries.

The CUSA Notes will be issued in whole or in part in the form of one or more global securities registered in the name of DTC or its nominee and, in such case, beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “—The Depository Trust Company” below.

The CUSA Notes offered by this registration statement will bear interest at the rate as specified in the table below and will mature as specified below.

Title of Series	Interest Rate	Maturity Date	Interest Accrues From
7.250% Notes due 2023	7.250%	October 15, 2023	October 15, 2020
3.900% Notes due 2024	3.900%	November 15, 2024	November 15, 2020
8.000% Notes due 2027	8.000%	April 1, 2027	October 1, 2020
3.850% Notes due 2028	3.850%	January 15, 2028	July 15, 2020
3.250% Notes due 2029	3.250%	October 15, 2029	October 15, 2020
6.000% Notes due 2041	6.000%	March 1, 2041	September 1, 2020
5.250% Notes due 2043	5.250%	November 15, 2043	November 15, 2020
5.050% Notes due 2044	5.050%	November 15, 2044	November 15, 2020
4.950% Notes due 2047	4.950%	August 15, 2047	August 15, 2020
4.200% Notes due 2049	4.200%	October 15, 2049	October 15, 2020

CUSA will pay interest on the CUSA Notes to the person in whose name the CUSA Notes are registered as follows.

Title of Series	Interest Payable Dates	Registered Holders Dates
7.250% Notes due 2023	April 15 and October 15	March 31 and September 30
3.900% Notes due 2024	May 15 and November 15	May 1 and November 1
8.000% Notes due 2027	April 1 and October 1	March 15 and September 15
3.850% Notes due 2028	January 15 and July 15	January 1 and July 1
3.250% Notes due 2029	April 15 and October 15	April 1 and October 1
6.000% Notes due 2041	March 1 and September 1	February 15 and August 15
5.250% Notes due 2043	May 15 and November 15	May 1 and November 1
5.050% Notes due 2044	May 15 and November 15	May 1 and November 1
4.950% Notes due 2047	February 15 and August 15	February 1 and August 1
4.200% Notes due 2049	April 15 and October 15	April 1 and October 1

Guaranty

The CUSA Notes will be guaranteed by Chevron. Each series of the CUSA Notes shall be fully and unconditionally guaranteed by the Guarantor as to (i) the prompt payment by CUSA of the outstanding principal of such CUSA Note when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise, (ii) the prompt payment by CUSA of any interest and any premium payable with respect to the outstanding principal of all CUSA Notes when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise; and (iii) the payment of all other sums owing from CUSA under the CUSA Notes when and as the same shall become due, all in accordance with the terms of the CUSA Notes and the CUSA Indenture (the payment obligations by Chevron identified in subparagraphs (i) through (iii) being collectively referred to herein as the “Guaranteed Obligations”). All payments by the Guarantor shall be made in lawful money of the United States of America. Each Guaranty shall be unsecured and unsubordinated indebtedness of the Guarantor and rank equally with other unsecured and unsubordinated indebtedness for borrowed money of the Guarantor.

Each Guaranty shall terminate and be of no further force and effect (i) subject to customary contingent restatement provisions, upon payment in full of the aggregate principal amount of all applicable CUSA Notes then outstanding and all other Guaranteed Obligations of the Guarantor then due and owing or (ii) upon legal or covenant defeasance of CUSA’s obligations in accordance with the terms of the CUSA Indenture or the full satisfaction and discharge of the CUSA Indenture with respect to all series of CUSA Notes issued thereunder; provided that all Guaranteed Obligations incurred to the date of such satisfaction and discharge have been paid in full.

Under the CUSA Indenture, the Guarantor covenants that so long as it has any outstanding obligations under a Guaranty, it will maintain its corporate existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that the Guarantor may, without violating such covenants, consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if (i) the surviving corporation shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) the surviving corporation assumes, if such corporation is not the Guarantor, all of the obligations of the Guarantor under the applicable Guaranty, (iii) the surviving corporation CUSA is not, after such transaction, otherwise in default under any provisions of the CUSA Indenture and (iv) the Trustee receives from the Guarantor an officers’ certificate and an opinion of counsel that the transaction and any supplemental indenture, as the case may be, complies with the applicable provisions of the CUSA Indenture.

Each Guaranty shall provide that in the event of a default in the payment of principal of and any interest and any premium which may be payable by CUSA in respect of the CUSA Notes, the holder of such CUSA Note may institute legal proceedings directly against the Guarantor to enforce the Guaranty without proceeding first against CUSA.

Redemption

CUSA may elect to redeem all or part of the outstanding notes of a series of CUSA Notes from time to time prior to the applicable par call date (as set forth in the table below) at a make-whole call equal to the greater of (i) 100% of the principal amount of the CUSA Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate for the CUSA Notes, plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by CUSA. Each series of the Par Call Notes may be redeemed at any time on or after the applicable par call date, in whole or in part, at a redemption price equal to 100% of the principal amount of the CUSA Notes to be redeemed. In each case, accrued but unpaid interest will be payable to, but not including, the redemption date.

Title of Series	Par Call Date	Make-Whole Spread
3.900% Notes due 2024	August 15, 2024	25 bps
3.850% Notes due 2028	October 15, 2027	25 bps
3.250% Notes due 2029	July 15, 2029	25 bps
6.000% Notes due 2041	September 1, 2040	25 bps
5.250% Notes due 2043	May 15, 2043	25 bps
5.050% Notes due 2044	May 15, 2044	30 bps
4.950% Notes due 2047	February 15, 2047	35 bps
4.200% Notes due 2049	April 15, 2049	35 bps

The 7.250% Notes due 2023 and the 8.000% Notes due 2027 shall not be redeemable at CUSA’s option prior to maturity.

Upon a redemption election, CUSA will notify the Trustee of the redemption date and the principal amount of notes of the series of CUSA Notes to be redeemed. If less than all the notes of the series of CUSA Notes are to be redeemed, the particular notes of that series of CUSA Notes to be redeemed will be selected by the Trustee in accordance with DTC’s procedures.

Notice of redemption will be given to each holder of the CUSA Notes to be redeemed not less than 10 nor more than 60 days prior to the date set for such redemption. This notice will identify the CUSA Notes to be redeemed and will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding notes of such series of CUSA Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the CUSA Notes to be redeemed; the place or places where the CUSA Notes are to be surrendered for payment of the redemption price; and the CUSIP number of the debt securities to be redeemed.

By no later than 11:59 a.m. (New York City time) on the redemption date, CUSA will deposit or cause to be deposited with the Trustee or with a paying agent an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date) accrued interest on, all of the CUSA Notes or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the CUSA Notes to be redeemed, and interest, if any, on the CUSA Notes to be redeemed will cease to accrue from and after that date. Upon surrender of any CUSA Notes for redemption, CUSA will pay those notes surrendered at the redemption price together, if applicable, with accrued interest to the redemption date. If the redemption date is after a regular record date and on or prior to the applicable interest payment date, the accrued and unpaid interest shall be payable to the holder of the redeemed CUSA Notes registered on the relevant regular record date, subject to the applicable procedures of DTC.

Any CUSA Notes to be redeemed only in part must be surrendered at the office or agency established by CUSA for such purpose, and CUSA will execute, and the Trustee will authenticate and deliver to a holder without service charge, new notes of the same series and of like tenor, of any authorized denominations as requested by such holder, in a principal amount equal to and in exchange for the unredeemed portion of such notes that such holder surrenders.

Covenants of CUSA

The CUSA Indenture sets forth limited covenants that will apply to the CUSA Notes. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by CUSA or the Guarantor and their respective subsidiaries;

•	limit CUSA’s or the Guarantor’s ability or that of their respective subsidiaries to issue, assume or guarantee debt secured by liens (including in connection with any consolidation or merger);

•	restrict CUSA or the Guarantor from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock; or

•	place any restrictions on sale and leaseback transactions.

Certain other debt securities of Chevron or CUSA outstanding at any time may benefit from one or more of the type of covenants noted above.

The holders of at least a majority in aggregate principal amount of the outstanding notes of any series of CUSA Notes may, on behalf of the holders of all notes of that series, waive compliance by CUSA with certain reporting requirements and restrictive provisions of the CUSA Indenture.

Consolidation, Merger and Sale of Assets

The CUSA Indenture provides that CUSA may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of its properties and assets to another person; provided that the following conditions are satisfied:

•

CUSA is the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person (if such person is not a corporation, then the Successor will include a corporate co-issuer of the CUSA Notes) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not CUSA) will expressly assume, by supplemental indenture, all of CUSA’s obligations under the CUSA Notes and the CUSA Indenture;

•	immediately after giving effect to such transaction, no default or event of default under the CUSA Indenture has occurred and is continuing;

•

the Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guaranty shall apply to such Successor’s obligations under the CUSA Notes and the CUSA Indenture; and

•

the Trustee receives from CUSA an officers’ certificate and an opinion of counsel that the transaction and such supplemental indenture, as the case may be, complies with the applicable provisions of the CUSA Indenture.

If CUSA consolidates or merges with or into any other person or sells, transfers, leases or conveys all or substantially all of its properties and assets in accordance with the CUSA Indenture, the Successor will be substituted for CUSA in the CUSA Indenture, with the same effect as if it had been an original party to the CUSA Indenture. As a result, the Successor may exercise CUSA’s rights and powers under the CUSA Indenture, and CUSA will be released from all its liabilities and obligations under the CUSA Indenture and under the CUSA Notes.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

The CUSA Indenture defines an event of default with respect to any particular series of debt securities as any one of the following events:

•	default in the payment of interest on any debt securities of a series issued under the CUSA Indenture for 30 days after becoming due;

•	default in the payment of the principal of or any premium, if any, on any debt securities of a series issued under the CUSA Indenture at its stated maturity date;

•	default in the deposit of any sinking fund payment when and as due by the terms of any series of securities issued under the CUSA Indenture;

•

default in the performance or breach of any other covenant or warranty in the CUSA Indenture (other than a covenant included in the CUSA Indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to CUSA by the Trustee or to CUSA and the Trustee by the holders of at least twenty-five percent (25%) in principal amount of the debt securities of all series affected;

•	particular events of bankruptcy, insolvency or similar reorganization of CUSA or the Guarantor; or

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of CUSA Notes will not necessarily constitute an event of default with respect to any other series of CUSA Notes. If an event of default with respect to CUSA Notes of any one or more series occurs and is continuing, the Trustee or the holders of not less than twenty-five percent (25%) in aggregate principal amount of CUSA Notes of each such series may declare the principal amount of all of the CUSA Notes of that series, together with any accrued interest, to be immediately due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an event of default pursuant to events of bankruptcy, insolvency or similar reorganization of CUSA or the Guarantor occurs, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the CUSA Notes shall become and be immediately due and payable without further action or notice on the part of the Trustee or any holder.

The CUSA Indenture provides that the Trustee shall, within 90 days after the occurrence of a default actually known to the Trustee, give the holders of CUSA Notes notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest on any CUSA Notes, the Trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the CUSA Notes.

CUSA will be required to furnish to the Trustee annually a statement by the principal financial officer, the principal executive officer, or the principal accounting officer of CUSA stating whether or not, to the best of his or her knowledge, CUSA is in default in the performance and observance of any of the terms, provisions and conditions under the CUSA Indenture and, if CUSA is in default, specifying each such default and what actions have been taken to cure such default.

The holders of a majority in principal amount of the outstanding notes of all series of CUSA Notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes of such series of CUSA Notes, and to waive certain defaults with respect thereto. The CUSA Indenture provides that in case an event of default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the CUSA Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the CUSA Indenture at the request of any of the holders of CUSA Notes unless they shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

The holders of not less than a majority in aggregate principal amount of the outstanding notes of a series of CUSA Notes may, on behalf of the holders of all notes of that series, waive any past default and its consequences under the CUSA Indenture with respect to the notes of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the CUSA Indenture that cannot be modified or amended without the consent of the holder of each note of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the CUSA Indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Modifications and Waivers

Modification and amendments of the CUSA Indenture and any series of CUSA Notes may be made by CUSA, the Guarantor, and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note of that series affected thereby:

•	change the stated maturity of the principal of, premium, if any, or installment of interest on, any CUSA Note;

•

reduce the principal amount of any CUSA Note or reduce the amount of the principal of any CUSA Note which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any CUSA Note;

•	reduce any premium payable on the redemption of any CUSA Note or change the date on which any CUSA Note may or must be redeemed;

•	change the coin or currency in which the principal of, premium, if any, or interest on any CUSA Note is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any CUSA Note (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding CUSA Notes, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of CUSA Notes in the CUSA Indenture or any CUSA Note;

•

modify any of the provisions in the CUSA Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of CUSA Notes except to increase any percentage vote required or to provide that certain other provisions of the CUSA Indenture cannot be modified or waived without the consent of the holder of each CUSA Note affected thereby; or

•	modify any of the above provisions.

CUSA, the Guarantor, and the Trustee may, without the consent of any holders, modify or amend the terms of the CUSA Indenture and the CUSA Notes of any series with respect to the following:

•	to add to CUSA’s covenants for the benefit of holders of the CUSA Notes of all or any series or to surrender any right or power conferred upon such issuer;

•

to evidence the succession of another person to, and the assumption by the successor of CUSA’s covenants, agreements and obligations under, the CUSA Indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•

to evidence the succession of another corporation to, and the assumption by the successor of the Guarantor’s covenants, agreements and obligations under, the CUSA Indenture pursuant to the covenant described under “—Guaranty”;

•	to add any additional events of default for the benefit of holders of the CUSA Notes of all or any series;

•	to add one or more guarantees or co-obligors for the benefit of holders of the CUSA Notes;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the CUSA Notes of one or more series and/or to add to or change any of the provisions of the CUSA Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the CUSA Indenture by more than one trustee;

•	to provide for the issuance of additional CUSA Notes of any series;

•	to establish the form or terms of CUSA Notes of any series as permitted by the CUSA Indenture;

•	to comply with the roles of any depositary;

•	to secure the CUSA Notes;

•	to add or change any of the provisions of the CUSA Indenture as necessary to permit the issuance of CUSA Notes in uncertificated form;

•

to add to, change or eliminate any of the provisions of the CUSA Indenture in respect of one or more series of CUSA Notes; provided that any such addition, change or elimination (a) shall neither (1) apply to any CUSA Note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such CUSA Note with respect to such provision or (b) shall become effective only when there is no CUSA Note described in clause (a)(1) outstanding;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of CUSA Notes of any series in any material respect;

•

to supplement any of the provisions of the CUSA Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of CUSA Notes pursuant to the CUSA Indenture; provided that any such action shall not adversely affect the interests of the holders of CUSA Notes of such series or any other series of CUSA Notes in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the CUSA Notes may be listed or traded; or

•

to add to, change or eliminate any of the provisions of the CUSA Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action does not adversely affect the rights or interests of any holder of CUSA Notes in any material respect.

Defeasance and Discharge

CUSA may discharge certain obligations to holders of a series of CUSA Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if the CUSA Notes have become due and payable) or to the maturity thereof or the redemption date of that series of CUSA Notes, as the case may be. CUSA may direct the Trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The CUSA Indenture provides that CUSA may elect either (1) to defease and be discharged from any and all obligations with respect to a series of CUSA Notes (except for, among other things, obligations to register the transfer or exchange of the CUSA Notes, to replace temporary or mutilated, destroyed, lost or stolen CUSA Notes, to maintain an office or agency with respect to the CUSA Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from CUSA’s obligations to comply with the restrictive covenants under the CUSA Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to a series of CUSA Notes and the fourth and sixth bulleted provision under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by CUSA with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to that series of CUSA Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal or premium, if any, and interest on the CUSA Notes on the scheduled due dates therefor.

If CUSA effects covenant defeasance with respect to any series of CUSA Notes, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the Trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on that series of CUSA Notes at the time of the stated maturity but may not be sufficient to pay amounts due on that series of CUSA Notes at the time of the acceleration resulting from such event of default. However, CUSA would remain liable to make payment of such amounts due at the time of acceleration.

CUSA will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of that series of CUSA Notes to recognize income, gain or loss for federal income tax purposes. If CUSA elects legal defeasance, that opinion of counsel must be based upon a ruling from the IRS or a change in law to that effect.

CUSA may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Governing Law

The CUSA Indenture, the CUSA Notes, and associated Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

The CUSA Notes of each series will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except as hereinafter set forth, the CUSA Notes will be available in book-entry form only. The term “depositary” as used in this prospectus refers to DTC or any successor depositary.

Holders of CUSA Notes may hold interests in the global notes either through DTC or through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

None of CUSA, the Guarantor or the Trustee will have any responsibility, obligation or liability to any participant, to any indirect participant or to any beneficial owner with respect to:

•	the accuracy of any records maintained by DTC, Cede & Co., any participant or any indirect participant;

•	the payment by DTC or any participant or indirect participant of any amount with respect to the principal of or interest on the CUSA Notes;

•	any notice which is permitted or required to be given to registered owners of CUSA Notes under the CUSA Indenture; or

•	any consent given or other action taken by DTC as the registered owner of the CUSA Notes, or by participants as assignees of DTC as the registered owner of each issue of CUSA Notes.

The Depository Trust Company

DTC has advised CUSA and the Guarantor as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through direct or indirect participants.

DTC also advises that pursuant to procedures established by it, upon deposit by CUSA of the global notes with DTC or its custodian, DTC or its nominee will credit, on its internal system, the respective principal amounts of the CUSA Notes represented by such global notes to the accounts of direct participants. Ownership of beneficial interests in notes represented by the global notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in CUSA Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of direct participants), or by direct and indirect participants or persons that may hold interests through such participants (with respect to persons other than participants).

So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the CUSA Notes represented thereby for all purposes under the CUSA Indenture. Except as hereinafter provided, owners of beneficial interests in the global notes will not be entitled to have the CUSA Notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of such CUSA Notes in definitive form and will not be considered the owners or holders thereof under the CUSA Indenture. Unless and until a global note is exchanged in whole or in part for individual certificates evidencing the CUSA Notes represented thereby, such global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor depositary.

Payments of principal of and interest on the CUSA Notes represented by a global note will be made to the depositary or its nominee, as the case may be, as the registered owner of the CUSA Notes. CUSA and the Guarantor have been informed by DTC that, upon receipt of any payment on the global notes, DTC’s practice is to credit participants’ accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the CUSA Notes represented by the global notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the CUSA Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in CUSA Notes represented by the global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

CUSA will recognize DTC or its nominee as the sole registered owner of the CUSA Notes for all purposes, including notices and consents. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

So long as the CUSA Notes are outstanding in the form of global notes registered in the name of DTC or its nominee Cede & Co.:

•	all payments of interest on and principal of the CUSA Notes shall be delivered only to DTC or Cede & Co.;

•	all notices delivered by CUSA or the Trustee pursuant to the CUSA Indenture shall be delivered only to DTC or Cede & Co.; and

•

all rights of the registered owners of CUSA Notes under the CUSA Indenture, including, without limitation, voting rights, rights to approve, waive or consent, and rights to transfer and exchange CUSA Notes, shall be rights of DTC or Cede & Co.

The beneficial owners of the CUSA Notes must rely on the participants or indirect participants for timely payments and notices and for otherwise making available to the beneficial owner rights of a registered owner. No assurance can be provided that in the event of bankruptcy or insolvency of DTC, a participant or an indirect participant through which a beneficial owner holds interests in the CUSA Notes, payment will be made by DTC, such participant or such indirect participant on a timely basis.

The DTC rules applicable to its participants are on file with the Commission. More information about DTC can found at www.dtcc.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on DTC’s website or that can be accessed through the website does not constitute a part of this prospectus. CUSA has included this website address only as an inactive textual reference and does not intend it to be an active link to the website.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by CUSA within 90 days, CUSA will issue individual CUSA Notes in definitive form in exchange for the global notes. In addition, CUSA may at any time and in its sole discretion determine not to have the CUSA Notes in the form of a global security, and, in such event, CUSA will issue individual CUSA Notes in definitive form in exchange for the global notes. In either instance, CUSA will issue CUSA Notes in definitive form, equal in aggregate principal amount to the global notes, in such names and in such principal amounts as the depositary shall direct. CUSA Notes so issued in definitive form will be issued as fully registered notes in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

Clearstream Banking, société anonyme

Clearstream has advised CUSA and the Guarantor that it is a limited liability company organized under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank in Luxembourg, and as such, is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly. Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear System

The Euroclear System has advised CUSA and the Guarantor that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to CUSA Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Concerning the Trustee

Deutsche Bank Trust Company Americas shall serve as the Trustee for each series of CUSA Notes.

The CUSA Indenture provides that there may be more than one trustee under the CUSA Indenture, each for one or more series of CUSA Notes. If there are different trustees for different series of CUSA Notes, each trustee will be a trustee of a trust under the CUSA Indenture separate and apart from the trust administered by any other trustee under the CUSA Indenture. Except as otherwise indicated in this prospectus, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of CUSA Notes for which it is the trustee under the CUSA Indenture.

In certain instances, CUSA or the holders of a majority of the then-outstanding principal amount of a series of CUSA Notes may remove a trustee from one or more series of CUSA Notes for which it is a trustee under the CUSA Indenture and appoint a successor trustee to such series of CUSA Notes.

From time to time, a trustee may also serve as trustee under other indentures relating to debt securities issued by CUSA, the Guarantor or affiliated companies and may engage in commercial transactions with CUSA, the Guarantor and affiliated companies. Further, a trustee may become the owner or pledgee of any of the debt securities for which it is a trustee under the CUSA Indenture with the same rights and powers it would have if it were not the trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences (i) of the exchange of Old Notes for the CUSA Notes pursuant to the exchange offers, (ii) of the ownership of the CUSA Notes acquired in the exchange offers, and (iii) to holders of Old Notes that do not tender their Old Notes pursuant to the exchange offers. It applies to you only if (i) you participate in the exchange offers, you acquire your CUSA Notes in the exchange offers and you hold your Old Notes and CUSA Notes as capital assets for U.S. federal income tax purposes, or (ii) you do not participate in the exchange offers and you hold your Old Notes as capital assets for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the IRS and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including U.S. federal estate and gift tax consequences, foreign, state or local tax consequences, tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax and special tax accounting rules under Section 451 of the Code. Further, this discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as:

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	financial institutions,

•	insurance companies,

•	tax exempt organizations,

•	persons that hold the Old Notes or the CUSA Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes,

•	persons that are, or that hold their notes through, partnerships (including entities that are treated as partnerships for U.S. federal income tax purposes) or other pass-through entities,

•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar,

•	“controlled foreign corporations” or “passive foreign investment companies,” each as defined in the Code, and

•	former U.S. citizens or long-term residents.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds the Old Notes or the CUSA Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Old Notes or the CUSA Notes, you should consult your tax advisor regarding the tax consequences of the exchange offers and the ownership of CUSA Notes.

For purposes of this discussion a U.S. Holder means a beneficial owner of Old Notes or CUSA Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder means any beneficial owner of Old Notes or CUSA Notes that is not a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes) and is not a U.S. Holder.

Please consult your own tax advisor concerning the consequences of the exchange offers and of owning the CUSA Notes, or of retaining the Old Notes, due to your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Tax Consequences to Exchanging U.S. Holders

The Exchange Offers

Characterization of the Exchange of Old Notes for CUSA Notes

The exchange of the Old Notes for the CUSA Notes pursuant to the exchange offers will constitute a taxable disposition of the Old Notes for U.S. federal income tax purposes.

Tax Consequences of the Early Participation Premium

We intend to treat the Early Participation Premium may be treated as additional consideration received for the Old Notes, in which case the Early Participation Premium would be taken into account in determining your gain or loss in respect of the exchange.

General Tax Consequences of Exchange of Old Notes for CUSA Notes

You will recognize gain or loss on the exchange of Old Notes for CUSA Notes in an amount equal to the difference between the amount you realize on the exchange and your adjusted tax basis in the Old Notes. The amount you realize in the exchange will equal (a) the issue price of the CUSA Notes you receive in the exchange (determined in the manner described below), plus (b) any cash consideration you receive in the exchange (including cash rounding amounts), minus (c) the accrued and unpaid interest on the Old Notes at the time of the exchange (which, as described below, will be includable in your gross income as interest income at the time of the exchange, to the extent it has not then been previously so included).

Your adjusted tax basis in your Old Notes will generally be the U.S. dollar cost of such notes, increased by any market discount and original issue discount (“OID”) previously included in income with respect to your Old Notes, and decreased (but not below zero) by any bond premium that you have amortized with respect to the Old Notes.

The issue price of the CUSA Notes will depend on whether the Old Notes and the CUSA Notes are treated as “publicly traded” on the Settlement Date for U.S. federal income tax purposes. If a CUSA Note is treated as publicly traded on the Settlement Date, then the issue price of such CUSA Note will generally equal the fair market value of the CUSA Note as of the Settlement Date (including the value attributable to accrued interest on the CUSA Note). If a CUSA Note is not treated as publicly traded on the Settlement Date, but the Old Note in respect of which such CUSA Note is issued is treated as publicly traded on the Settlement Date, then the issue price of such CUSA Note will generally equal the fair market value of the Old Note as of the Settlement Date, minus any cash received in respect of such Old Note. If neither the CUSA Note nor the Old Note in respect of which such CUSA Note is issued is treated as publicly traded, then the issue price of such CUSA Note will generally equal the principal amount of the CUSA Note, plus accrued interest on the CUSA Note as of the Settlement Date. A series of Old Notes or CUSA Notes will not be treated as publicly traded for U.S. federal income tax purposes if the outstanding principal amount of such series does not exceed $100 million U.S. dollars as of the Settlement Date.

The outstanding principal amount of the 7.250% Notes due 2023 does not exceed $100 million, and therefore the principal amount of the CUSA Notes that will be issued in exchange for such Old Notes will not exceed $100 million. Accordingly, we believe, and intend to take the position, that the issue price of those CUSA Notes will equal their principal amount, plus the accrued interest on such CUSA Notes as of the Settlement Date.

We anticipate that (i) each remaining series of Old Notes will be treated as publicly traded for U.S. federal income tax purposes, and (ii) each series of CUSA Notes that will have an outstanding principal amount in excess of $100 million as of the Settlement Date will be treated as publicly traded for U.S. federal income tax purposes. Accordingly, we expect to take the position that the issue price of each series of CUSA Notes (other than the series issued in exchange for the 7.250% Notes due 2023) will equal the fair market value of such CUSA Notes on the Settlement Date, if such series has an outstanding principal amount in excess of $100 million as of the Settlement Date.

If, contrary to our expectations, a series of CUSA Notes (other than the 7.250% Notes due 2023) does not have an outstanding principal amount in excess of $100 million on the Settlement Date, we expect to take the position that the issue price of such CUSA Notes will equal the fair market value on the Settlement Date of the Old Notes that are exchanged for such CUSA Notes, minus any cash received in respect of such Old Notes.

We will make available our determination of the issue price for each series of CUSA Notes in a manner consistent with applicable Treasury regulations. Our determination of the issue price is binding on a holder unless such holder properly discloses a different position to the IRS on a timely filed U.S. federal income tax return for the year of the exchange of the Old Notes for the CUSA Notes.

Except as described below with respect to accrued market discount, gain or loss that you recognize upon an exchange of Old Notes for CUSA Notes generally will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Old Notes is more than one year at the time of the exchange. Long-term capital gain of a non-corporate U.S. Holder is generally taxable at preferential rates; the deductibility of capital losses is subject to limitations.

Market Discount

You will be considered to have acquired an Old Note with market discount if the stated principal amount (the adjusted issue price for an Old Note issued with OID) of such Old Note exceeds your initial tax basis for such Old Note by more than a de minimis amount. If your Old Notes were acquired with market discount, any gain that you recognize on the exchange of Old Notes for CUSA Notes would be treated as ordinary income to the extent of the market discount that accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Payment for Accrued and Unpaid Interest

You will be treated as having received at the time of the exchange a payment of the accrued and unpaid interest on Old Notes exchanged for CUSA Notes which will be treated as ordinary income for U.S. federal income tax purposes to the extent not previously included in income.

Ownership of the CUSA Notes

Pre-issuance Accrued Interest

A portion of the first interest payment on the CUSA Notes will be attributable to interest that accrued on the CUSA Notes prior to their issuance (“pre-issuance accrued interest”). You should not include the payment of such pre-issuance accrued interest in income (as such pre-issuance accrued interest will have been taken into income no later than at the time of the exchange, as noted above), but rather should treat such payment as a non-taxable return of capital on the CUSA Notes. In addition, you should reduce your tax basis in your CUSA Notes by the amount of such non-taxable return of capital.

Payments of Interest

Subject to the discussion above regarding pre-issuance accrued interest, stated interest on the CUSA Notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If the issue price of a series of CUSA Notes (determined in the manner described above under “The Exchange Offers—General Tax Consequences of Exchange of Old Notes for CUSA Notes”) were less than their principal amount by an amount that is more than or equal to the de minimis amount, your CUSA Notes would be treated as issued with OID in an amount equal to such difference. The de minimis amount equals 1/4 of 1 percent of a CUSA Note’s principal amount multiplied by the number of complete years to its maturity. You would be required to include such OID in income on a constant yield method over the term of the CUSA Notes even if you did not receive a cash payment in respect of the OID.

Bond Premium

If the issue price of a CUSA Note exceeded its stated principal amount, the CUSA Note would be treated as issued with bond premium. Generally, you may elect to amortize such bond premium as an offset to stated interest income in respect of the CUSA Note, using a constant yield method prescribed under applicable Treasury regulations, over the remaining term of the CUSA Notes. If you elected to amortize bond premium, you would reduce your basis in the CUSA Notes by the amount of the premium used to offset stated interest. Because the CUSA Notes may be redeemed prior to maturity (as described under “Description of CUSA Notes”), any amortizable bond premium deductions otherwise allowable may be eliminated, reduced or deferred. You should consult your tax advisor regarding the availability of an election to amortize bond premium for U.S. federal income tax purposes.

Sale, Exchange or other Disposition

Upon the sale, exchange or other disposition of CUSA Notes, you will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (excluding accrued but unpaid stated interest, which generally will be taxable as interest to the extent not previously included in income) and your adjusted tax basis in the CUSA Notes. Your adjusted tax basis in the CUSA Notes would be the issue price of the CUSA Notes, increased by any OID previously included in income with respect to your CUSA Notes, and decreased (but not below zero) by bond premium that you have amortized with respect to the CUSA Notes and any pre-issuance accrued interest that you received in respect of the CUSA Notes.

Gain or loss that you recognize upon the sale, exchange or other disposition of CUSA Notes will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the CUSA Notes is more than one year at the time of the sale, exchange or other disposition. Your holding period for the CUSA Notes will not include your holding period for the Old Notes exchanged and will begin on the day after the Settlement Date. Long-term capital gain of a non-corporate U.S. Holder is generally taxable at preferential rates; the deductibility of capital losses is subject to limitations.

Tax Consequences to Exchanging Non-U.S. Holders

Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies,” and such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The Exchange Offers

Gain Recognized in Exchange

Subject to the discussions below in respect of Early Participation Premium and under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” you generally will not be subject to U.S. federal income tax on capital gain realized through the exchange offers, unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case such gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder; or

•

you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions are met; in which case the gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable treaty), which may be offset by U.S.-source capital losses, provided you have timely filed U.S. federal income tax returns with respect to such losses.

If you are a corporate Non-U.S. Holder, effectively connected gains that you recognize may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate unless you are eligible for the benefits of an income tax treaty that reduces or eliminates the branch profits tax.

As discussed above under “Tax Consequences to Exchanging U.S. Holders—The Exchange Offers—Tax Consequences of the Early Participation Premium,” however, the Early Participation Premium could conceivably be treated as a separate fee, in which case the receipt of the Early Participation Premium by a Non-U.S. Holder could possibly be subject to U.S. federal withholding tax of 30%, unless reduced or eliminated by an applicable treaty. We intend to treat the Early Participation Payment paid to Non-U.S. Holders as additional consideration for the Old Notes that is not subject to U.S. withholding tax.

Accrued Interest Income

If you are a Non-U.S. Holder of Old Notes, and subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” you generally would not be subject to U.S. federal withholding tax on income attributable to accrued but unpaid interest provided you qualify for an exemption from U.S. federal income tax with respect to such interest. For the general requirements of the exemption, see “—Ownership of the CUSA Notes—Interest,” below (substituting references to ownership of CUSA stock for references to ownership of Noble Energy stock). If the interest is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), such interest would be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder, and if you are a foreign corporation, may also be subject to an additional 30% branch profits unless you are eligible for the benefits of an income tax treaty that reduces or eliminates the branch profits tax.

Ownership of the CUSA Notes

The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective exchanging Non-U.S. Holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the CUSA Notes.

Interest

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of interest (including payments of OID, if any) on a CUSA Note, provided that

•	the Non-U.S. Holder is not:

•	a direct or indirect, actual or constructive owner of 10% or more of the total voting power of all of Chevron Corporation’s voting stock,

•	a controlled foreign corporation related, directly or indirectly, to Chevron Corporation through stock ownership, or

•	a bank whose receipt of interest on a CUSA Note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the Non-U.S. Holder certifies under penalties of perjury (generally on IRS Form W-8BEN or Form W-8BEN-E or suitable successor form) that it is not a U.S. person and provides its name and address.

A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or

•	an applicable income tax treaty provides for a lower rate of, or exemption from withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a CUSA Note that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis generally in the same manner as if that Non-U.S. Holder were a U.S. Holder (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or eliminated by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides CUSA or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, a Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Non-U.S. Holders may be required to update their IRS Forms W-8 periodically.

Disposition of Notes

Subject to the rules described below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a CUSA Note unless:

•

such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, if required under an applicable income tax treaty, attributable to a permanent establishment in the United States, or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements.

Except to the extent provided by an applicable income tax treaty, a Non-U.S. Holder will be subject to U.S. federal income tax on a net basis generally in the same manner as if that Non-U.S. Holder were a U.S. Holder with respect to gain from the sale or disposition of a CUSA Note that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax unless reduced or eliminated by an applicable income tax treaty). If such gain is realized by a Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year (and certain other conditions are met), then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of CUSA Notes) exceed capital losses allocable to U.S. sources, provided such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Tax Consequences to Non-Exchanging Holders

The U.S. federal income tax treatment of holders who do not tender their Old Notes pursuant to the exchange offers would depend upon whether the adoption of the proposed amendments to the applicable Noble Indentures results in a “deemed” exchange of “old” Old Notes for “new” Old Notes (the “Amended Notes”) for U.S. federal income tax purposes for such non-exchanging holders. In general, the modification of a debt instrument results in a deemed exchange of an “old” debt instrument for a “new” debt instrument (upon which gain or loss may be realized) if such modification is “significant” within the meaning of applicable Treasury regulations. Under those Treasury regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury regulations do not, however, define “customary accounting or financial covenants.”

If adoption of the proposed amendments does not constitute a significant modification of the Old Notes, then holders should not recognize gain or loss as a result of the adoption of the proposed amendments. Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the Old Notes with respect to non-exchanging holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take.

If the IRS successfully asserts that the adoption of the proposed amendments resulted in a deemed exchange of the “old” Old Notes for Amended Notes to non-exchanging holders, whether such deemed exchange would be taxable to a non-exchanging holder would depend upon, among other things, whether such exchange qualifies as a tax-free recapitalization and whether the “old” Old Notes and Amended Notes qualify as “securities” for U.S. federal income tax purposes. Such qualification is unclear in the case of some series of Old Notes. If a deemed exchange does not qualify as a tax-free recapitalization, non-exchanging U.S. Holders would generally recognize taxable gain or loss on the deemed exchange.

For Non-U.S. Holders who do not exchange their Old Notes, there should be no material U.S. federal income tax consequences if the adoption of the proposed amendments is not treated as resulting in a deemed exchange (which is the position that we intend to take, as noted above). Even if the adoption of the proposed amendments results in a deemed exchange, Non-U.S. Holders generally would be subject to U.S. federal income tax on such deemed exchange only if the deemed exchange does not qualify as a tax-free recapitalization for U.S. federal income tax purposes, as discussed above, and then only as described above under “Tax Consequences to Exchanging Non-U.S. Holders—The Exchange Offers—Gain Recognized in Exchange.”

In light of the uncertainty of the applicable rules, non-exchanging holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated and the U.S. federal income tax consequences of continuing to hold Old Notes after the adoption of the proposed amendments.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the CUSA Notes and the proceeds from a sale or other disposition of CUSA Notes, unless an exemption exists. A non-exempt U.S. Holder may be subject to U.S. backup withholding tax on those payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establishes an exemption from backup withholding. Payments of interest to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder may be subject to additional U.S. information reporting and backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on payments of interest on the CUSA Notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Provisions commonly referred to as “FATCA” impose a U.S. federal withholding tax of 30% on payments of interest on the CUSA Notes made to (i) a foreign financial institution that has not entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders or alternatively complied with the terms of an applicable intergovernmental agreement (an “IGA”) between the United States and the jurisdiction in which such foreign financial institution operates, and does not otherwise qualify for an exception from the requirement to enter into such an agreement or (ii) a non-financial foreign entity, unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and tax identification number of each substantial U.S. owner or qualifies for an exception, under an IGA or otherwise, from such requirement. An IGA between the jurisdiction of a foreign recipient and the United States may modify the rules described in this paragraph. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from any sale or other disposition of CUSA Notes, previously scheduled to apply beginning January 1, 2019. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

NOTICES TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any jurisdiction that would permit a public offering of the CUSA Notes or the possession, circulation or distribution of this prospectus or any material relating to us, the Old Notes, the CUSA Notes or the Guarantees in any jurisdiction where action for that purpose is required. Accordingly, the CUSA Notes offered in the exchange offers may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the exchange offers may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

This prospectus does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Old Notes or CUSA Notes in any jurisdiction in which, or to or from any person to or from whom it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us, the dealer manager, the solicitation agent, the exchange agent and the information agent to inform themselves about, and to observe, any such restrictions. In those jurisdictions where the securities, blue sky or other laws require the exchange offers to be made by a licensed broker or dealer and the dealer manager or any of their affiliates is a licensed broker or dealer in any such jurisdiction, such exchange offers shall be deemed to be made by the dealer manager or such affiliate (as the case may be) on CUSA’s behalf in such jurisdiction.

The CUSA Notes will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. See “Description of the CUSA Notes—Description of the CUSA Notes—General.” CUSA will not accept tenders of Old Notes if such tender would result in the holder thereof receiving in the applicable exchange offer an amount of CUSA Notes below the applicable minimum denomination.

European Economic Area and the United Kingdom

The CUSA Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area or in the United Kingdom. For these purposes:

a.	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

ii.

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

b.

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the CUSA Notes to be offered so as to enable an investor to decide to purchase or subscribe for the CUSA Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the CUSA Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the CUSA Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of CUSA Notes in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of CUSA Notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

This communication is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “FPO”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the FPO (all such persons together being referred to as “relevant persons”). The CUSA Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such CUSA Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The dealer manager represents that, in connection with the distribution of the CUSA Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the CUSA Notes or any investments representing the CUSA Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to the CUSA Notes in, from or otherwise involving the United Kingdom.

Canada

Each series of CUSA Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of any series of CUSA Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the dealer manager and solicitation agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The CUSA Notes may not be offered or sold by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the CUSA Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to CUSA Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The CUSA Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and the dealer manager and solicitation agent has agreed that it will not offer or sell any CUSA Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

The dealer manager and solicitation agent has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the dealer manager and solicitation agent has represented and agreed that it has not offered or sold any CUSA Notes or caused any series of CUSA Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any CUSA Notes or cause any series of CUSA Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any series of CUSA Notes, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where CUSA Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the CUSA Notes pursuant to an offer made under Section 275 of the SFA except:

i. to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii. where no consideration is or will be given for the transfer;

iii. where the transfer is by operation of law;

iv. as specified in Section 276(7) of the SFA; or

v. as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of CUSA Notes, CUSA has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the CUSA Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the CUSA Notes described herein. The CUSA Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus nor any other offering or marketing material relating to the CUSA Notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the Guarantees of the CUSA Notes issued by Chevron Corporation under this prospectus is being passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. The validity of the CUSA Notes issued by CUSA under this prospectus is being passed upon by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the dealer manager and solicitation agent.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tengizchevroil LLP, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Noble Energy, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.

CHEVRON CORPORATION	CHEVRON U.S.A. INC.

OFFERS TO EXCHANGE CERTAIN OUTSTANDING NOTES OF NOBLE ENERGY

AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURES

PROSPECTUS

The exchange agent and information agent for the exchange offers and consent solicitations for the Old Notes is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only):

(212) 709-3328

By Mail or Hand:

48 Wall Street, 22nd Floor

New York, New York 10005

Please Call Toll-Free: (800) 515-4479

By E-mail:

chevron@dfking.com

Website: www.dfking.com/chevron

Any questions or requests for assistance may be directed to the dealer manager and solicitation agent at the address and telephone number set forth below. Requests for additional copies of this prospectus and the letter of transmittal may be directed to the exchange agent and information agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offers and consent solicitations.

The dealer manager and solicitation agent for the exchange offers and the consent solicitations for the Old Notes is:

BofA Securities

One Bryant Park

New York, New York 10036

Collect: (704) 999-4067

Email: debt_advisory@bofa.com